Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
BLUEGREEN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2006	2007
ASSETS
Cash and cash equivalents (including restricted cash of $21,476 and $19,460 at December 31, 2006 and 2007, respectively)	$71,148	$144,973
Contracts receivable, net	23,856	20,532
Notes receivable (net of allowance of $13,499 and $17,458 at December 31, 2006 and 2007, respectively)	144,251	160,665
Prepaid expenses	10,800	14,824
Other assets	27,465	23,405
Inventory, net	349,333	434,968
Retained interests in notes receivable sold	130,623	141,499
Property and equipment, net	92,445	94,421
Goodwill	4,291	4,291

Total assets	$854,212	$1,039,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$18,465	$38,901
Accrued liabilities and other	49,458	60,421
Deferred income	40,270	36,559
Deferred income taxes	87,624	98,362
Receivable-backed notes payable	21,050	54,999
Lines-of-credit and notes payable	124,412	176,978
10.50% senior secured notes payable	55,000	55,000
Junior subordinated debentures	90,208	110,827

Total liabilities	486,487	632,047

Minority interest	14,702	22,423

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 90,000 shares authorized; 33,603 and 33,957 shares issued at December 31, 2006 and 2007, respectively	336	339
Additional paid-in capital	175,164	178,144
Treasury stock, 2,756 common shares at both December 31, 2006 and 2007, at cost	(12,885)	(12,885)
Accumulated other comprehensive income, net of income taxes	12,632	9,808
Retained earnings	177,776	209,702

Total shareholders’ equity	353,023	385,108

Total liabilities and shareholders’ equity	$854,212	$1,039,578

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2005	2006	2007
Revenues:
Gross sales of real estate	$550,335	$583,795	$605,250
Estimated uncollectible VOI notes receivable	—	(59,497)	(65,242)
Gains on sales of VOI notes receivable (Resort sales portion)	—	38,848	42,750

Sales of real estate	550,335	563,146	582,758

Other resort and communities operations revenue	73,797	63,610	67,411
Interest income	34,798	40,765	44,703
Sales of notes receivable	25,226	5,852	(3,378)

	684,156	673,373	691,494

Costs and expenses:
Cost of real estate sales	177,800	179,054	178,731
Cost of other resort and communities operations	77,317	53,193	49,982
Selling, general and administrative expenses	300,239	356,989	377,551
Interest expense	14,474	18,785	24,272
Other expense, net	6,207	2,861	1,743
Provision for loan losses	27,587	—	—

	603,624	610,882	632,279

Income before minority interest and provision for income taxes	80,532	62,491	59,215
Minority interest in income of consolidated subsidiary	4,839	7,319	7,721

Income before provision for income taxes and cumulative effect of change in accounting principles	75,693	55,172	51,494
Provision for income taxes	29,142	20,861	19,568

Income before cumulative effect of change in accounting principle	46,551	34,311	31,926
Cumulative effect of change in accounting principle, net of tax	—	(5,678)	—
Minority interest in cumulative effect of change in accounting principle	—	1,184	—

Net income	$46,551	$29,817	$31,926

Income before cumulative effect of change in accounting principle per common share:
Basic	$1.53	$1.12	$1.03

Diluted	$1.49	$1.10	$1.02

Cumulative effect of change in accounting principle, net of tax and net of minority interest in income of cumulative effect of change in accounting principle per common share:
Basic	$—	$(0.15)	$—

Diluted	$—	$(0.14)	$—

Net income per common share:
Basic	$1.53	$0.98	$1.03

Diluted	$1.49	$0.96	$1.02

Weighted average number of common and common equivalent shares:
Basic	30,381	30,557	30,975

Diluted	31,245	31,097	31,292

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

					Accumulated
					Other
	Common		Additional	Treasury	Comprehensive
	Shares	Common	Paid-in	Stock at	Income, Net of	Retained
	Issued	Stock	Capital	Cost	Income Taxes	Earnings	Total

Balance at December 31, 2004	32,990	$330	$167,408	$(12,885)	$4,805	$101,408	$261,066
Net income	—	—	—	—	—	46,551	46,551

Net unrealized gains on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	3,770	—	3,770

Comprehensive income							50,321
Shares issued upon exercise of stock options	271	3	1,403	—	—	—	1,406
Modification of equity awards and vesting of restricted stock	6	—	327	—	—	—	327
Income tax benefit from stock options exercised	—	—	541	—	—	—	541
Shares issued in connection with conversion of 8.25% convertible subordinated debentures	1	—	5	—	—	—	5

Balance at December 31, 2005	33,268	333	169,684	(12,885)	8,575	147,959	313,666

Net income	—	—	—	—	—	29,817	29,817

Net unrealized gains on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	4,057	—	4,057

Comprehensive income							33,874
Shares issued upon exercise of stock options	312	3	2,642	—	—	—	2,645
Stock option expense	—	—	2,103	—	—	—	2,103
Modification of equity awards and vesting of restricted stock	23	—	735	—	—	—	735

Balance at December 31, 2006	33,603	336	175,164	(12,885)	12,632	177,776	353,023

Net income	—	—	—	—	—	31,926	31,926

Net unrealized losses on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	(2,824)	—	(2,824)

Comprehensive income							29,102
Shares issued upon exercise of stock options	140	1	558	—	—	—	559
Stock option expense	—	—	2,052	—	—	—	2,052
Vesting of restricted stock	214	2	370	—	—	—	372

Balance at December 31, 2007	33,957	$339	$178,144	$(12,885)	$9,808	$209,702	$385,108

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2005	2006	2007
Operating activities:
Net income	$46,551	$29,817	$31,926
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cumulative effect of change in accounting principle, net	—	5,678	—
Non-cash stock compensation expense	327	2,848	2,422
Minority interest in income of consolidated subsidiary	4,839	6,135	7,721
Depreciation	12,332	14,376	14,489
Amortization	5,807	2,793	3,180
Gain on sales of notes receivable	(25,226)	(44,700)	(39,372)
Loss on disposal of property and equipment	94	2,096	688
Provision for loan losses	27,587	59,489	65,419
Provision for deferred income taxes	16,979	12,835	12,468
Interest accretion on retained interests in notes receivable sold	(9,310)	(14,569)	(15,157)
Proceeds from sales of notes receivable	198,260	218,455	229,067
Changes in operating assets and liabilities:
Contracts receivable	612	3,854	3,324
Notes receivable	(220,491)	(283,305)	(305,972)
Prepaid expenses and other assets	2,120	(12,009)	(473)
Inventory	29,022	(8,273)	(59,322)
Accounts payable, accrued liabilities and other	6,022	12,906	28,471

Net cash provided (used) by operating activities	95,525	8,426	(21,121)

Investing activities:
Cash received from retained interests in notes receivable sold	11,016	30,032	35,949
Business acquisition	(675)	—	—
Investments in statutory business trusts	(1,780)	(928)	(619)
Purchases of property and equipment	(16,724)	(24,736)	(15,855)
Proceeds from sales of property and equipment	22	93	2

Net cash (used) provided by investing activities	(8,141)	4,461	19,477

Financing activities:
Proceeds from borrowings collateralized by notes receivable	24,772	68,393	151,973
Payments on borrowings collateralized by notes receivable.	(64,714)	(85,114)	(120,145)
Proceeds from borrowings under line-of-credit facilities and notes payable	26,382	56,670	147,835
Payments under line-of-credit facilities and notes payable	(92,071)	(94,586)	(123,320)
Payments on 10.50% senior secured notes	(55,000)	—	—
Proceeds from issuance of junior subordinated debentures	59,280	30,928	20,619
Payments of debt issuance costs	(3,300)	(4,438)	(2,052)
Proceeds from exercise of employee and director stock options	1,406	2,645	559
Distributions to minority interest	—	(941)	—

Net cash (used) provided by financing activities	(103,245)	(26,443)	75,469

Net (decrease) increase in cash and cash equivalents	(15,861)	(13,556)	73,825
Cash and cash equivalents at beginning of period	100,565	84,704	71,148

Cash and cash equivalents at end of period	84,704	71,148	144,973
Restricted cash and cash equivalents at end of period	(18,321)	(21,476)	(19,460)

Unrestricted cash and cash equivalents at end of period	$66,383	$49,672	$125,513

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2005	2006	2007
Supplemental schedule of non-cash operating, investing and financing activities:
Inventory acquired through foreclosure or deedback in lieu of foreclosure	$10,585	$—	$—

Inventory acquired through financing	$54,054	$95,698	$26,425

Property and equipment acquired through financing	$1,114	$4,640	$1,188

Offset of Joint Venture distribution of operating proceeds to minority interest against the Prepayment (see Note 4)	$1,340	$—	$—

Retained interests in notes receivable sold	$38,913	$33,967	$36,222

Change in unrealized gains on retained interests in notes receivable sold	$6,130	$6,423	$(4,554)

Income tax benefit from stock options exercised	$541	$—	$—

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$15,955	$17,171	$24,407

Income taxes paid	$6,646	$10,064	$9,823

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Significant Accounting Policies
Organization
We provide Colorful Places to Live and Play® through our resorts and residential communities businesses. Our resorts business (“Bluegreen Resorts”) acquires, develops, markets, sells and manages real estate-based vacation ownership interests (“VOIs”) in resorts generally located in popular, high-volume, “drive-to” vacation destinations. VOIs in our resorts typically entitle the buyer to use resort accommodations through an annual or biennial allotment of “points” which represent their ownership and beneficial use rights in perpetuity in our Bluegreen Vacation Club (supported by an underlying deeded VOI held in trust for the buyer). Depending on the extent of their ownership and beneficial rights, members in our Bluegreen Vacation Club may stay in any of our participating resorts or take advantage of an exchange program offered by a third-party world-wide vacation ownership exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. We are currently marketing and selling VOIs in 22 resorts located in the United States and Aruba. We also sell VOIs at seven off-site sales offices and on the campus of one resort under development located in the United States. Additionally, club members who acquired or upgraded their VOIs on or after November 1, 2007 also have access to 18 Shell Vacation Club (“Shell”) resorts, through our Select Connections™ joint venture with Shell. Shell is an unaffiliated privately-held resort developer. Our residential communities business (“Bluegreen Communities”) acquires, develops and subdivides property and markets residential homesites, the majority of which are sold directly to retail customers who seek to build a home in a high quality residential setting, in some cases on properties featuring a golf course and other related amenities. Our other resort and communities operations revenues consist primarily of resort property management services, resort title services, resort amenity operations, non-cash sales incentives provided to buyers of VOIs, rental brokerage services, realty operations and daily-fee golf course operations. We also generate significant interest income by providing financing to individual purchasers of VOIs.
Principles of Consolidation
Our consolidated financial statements include the accounts of all of our wholly-owned subsidiaries and entities in which we hold a controlling financial interest. The only non-wholly owned subsidiary that we consolidate is Bluegreen/Big Cedar Vacations, LLC (the “Bluegreen/Big Cedar Joint Venture”), as we hold a 51% equity interest in the Bluegreen/Big Cedar Joint Venture, have an active role as the day-to-day manager of the Bluegreen/Big Cedar Joint Venture’s activities, and have majority voting control of the Bluegreen/Big Cedar Joint Venture’s management committee. We do not consolidate our statutory business trusts (see Note 13) formed to issue trust preferred securities as these entities are each variable interest entities in which we are not the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN No. 46R”). The statutory business trusts are accounted for under the equity method of accounting. We have eliminated all significant intercompany balances and transactions.
Use of Estimates
United States generally accepted accounting principles require us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents
We invest cash in excess of our immediate operating requirements in short-term time deposits and money market instruments generally with original maturities at the date of purchase of three months or less. We maintain cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Canada and Aruba. Our policy is designed to limit exposure to any one institution. However, a significant portion of our unrestricted cash is maintained with a single bank and, accordingly, we are subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining our deposits are performed to evaluate and mitigate, if necessary, credit risk.
Restricted cash consists primarily of customer deposits held in escrow accounts.

Revenue Recognition and Contracts Receivable
In accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 66, Accounting for Sales of Real Estate, as amended by SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions (“SFAS No. 152”), we recognize revenue on VOI and homesite sales when a minimum of 10% of the sales price has been received in cash (demonstrating the buyer’s commitment), the legal rescission period has expired, collectibility of the receivable representing the remainder of the sales price is reasonably assured and we have completed substantially all of our obligations with respect to any development related to the real estate sold. We believe that we use a reasonably reliable methodology to estimate the collectibility of the receivables representing the remainder of the sales price of real estate sold. See the further discussion of our policies regarding the estimation of credit losses on our notes receivable below. Should our estimates regarding the collectibility of our receivables change adversely, we may have to defer the recognition of sales and our results of operations could be negatively impacted. Upon the adoption of SFAS No. 152 on January 1, 2006, the calculation of the adequacy of a buyer’s commitment for the sale of VOIs changed so that cash received towards the purchase of our VOIs is reduced by the value of certain incentives provided to the buyer at the time of sale. If after considering the value of the incentive the 10% requirement is not met, the VOI sale, and the related cost and direct selling expenses, are deferred until such time that sufficient cash is received from the customer, generally through receipt of mortgage payments. Changes to the quantity, type, or value of sales incentives that we provide to buyers of our VOIs may result in additional VOI sales being deferred, and thus our results of operations could be materially adversely impacted.
In cases where all development has not been completed, we recognize revenue in accordance with the percentage-of-completion method of accounting. Should our estimates of the total anticipated cost of completing one of our Bluegreen Resorts’ or Bluegreen Communities’ projects increase, we may be required to defer a greater amount of revenue or may be required to defer revenue for a longer period of time, and thus our results of operations could be materially adversely impacted.
Contracts receivable consists of: (1) amounts receivable from customers on recent sales of VOIs pending recording of the customers’ notes receivable in our loan servicing system; (2) receivables related to unclosed homesite sales; and, (3) receivables from third-party escrow agents on recently closed homesite sales. Contracts receivable are reflected net of an allowance for cancellations of unclosed Bluegreen Communities’ sales contracts, which totaled approximately $0.6 million and $0.3 million at December 31, 2006 and 2007, respectively. Contracts receivable are stated net of a reserve for loan losses of $0.5 million and $0.9 million at December 31, 2006 and 2007, respectively.
Our other resort and communities operations revenues consist primarily of sales and service fees from the activities listed below. The table provides a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized as:
Vacation ownership tour sales	Vacation ownership tour sales commissions are earned per contract terms with third parties.

Resort title fees	Escrow amounts are released and title documents are completed.

Management fees	Management services are rendered.

Rental commissions	Rental services are provided.

Rental income	Guests complete stays at the resorts. Effective January 1, 2006, rental income is classified as a reduction to “Cost of other resort and communities operations”.

Realty commissions	Sales of third-party-owned real estate are completed.

Golf course and ski hill daily fees	Services are provided.

Mini-vacation package sales to third parties	Mini-vacation packages are fulfilled (i.e., guests use mini- vacation packages to stay at a hotel, take a cruise, etc.). During 2006, we transitioned our mini-vacation business so that substantially all mini-vacation tours are used internally at a Bluegreen sales office. Mini-vacation packages used for internal purposes are deferred and recognized as a credit to marketing expense.

Our cost of other resort and communities operations consists of the costs associated with the various revenues described above as well as developer subsidies and maintenance fees on our unsold VOIs.
Notes Receivable
Our notes receivable are carried at amortized cost less an allowance for bad debts. Interest income is suspended and previously accrued but unpaid interest income is reversed on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2006 and 2007, $3.0 million and $3.1 million, respectively, of our notes receivable were more than three months contractually past due and, hence, were not accruing interest income.
Prior to January 1, 2006, we estimated credit losses on our notes receivable portfolios generated in connection with the sale of VOIs and homesites in accordance with SFAS No. 5, Accounting for Contingencies, as our notes receivable portfolios consisted of large groups of smaller-balance, homogeneous loans. Consistent with Staff Accounting Bulletin No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues, we first segmented our notes receivable by identifying risk characteristics that are common to groups of loans and then estimated credit losses based on the risks associated with these segments. Under this method, the amount of loss was reduced by the estimated value of the defaulted inventory to be recovered. Although this policy continues for notes receivable generated in connection with the sale of homesites, effective January 1, 2006, we changed our accounting for loan losses for VOI notes receivable in accordance with SFAS No. 152. Under SFAS No. 152, we estimate uncollectibles based on historical uncollectibles for similar VOI notes receivable over the applicable historical period. We use a static pool analysis, which tracks uncollectibles for each year’s sales over the entire life of those notes. We also consider whether the historical economic conditions are comparable to current economic conditions. Additionally, under SFAS No. 152 no consideration is given for future recoveries of defaulted inventory in the estimate of uncollectible VOI notes receivable. We review our reserve for loan losses on at least a quarterly basis.
Retained Interest in Notes Receivable Sold
When we sell our notes receivable either pursuant to our vacation ownership receivables purchase facilities (more fully described in Note 6) or through term securitizations, we evaluate whether or not such transfers should be accounted for as a sale pursuant to SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”) and related interpretations. The evaluation of sale treatment under SFAS No. 140 involves legal assessments of the transactions, which include determining whether the transferred assets have been isolated from us (i.e., put presumptively beyond our reach and the reach of our creditors, even in bankruptcy or other receivership), determining whether each transferee has the right to pledge or exchange the assets it received, and ensuring that we do not maintain effective control over the transferred assets through either an agreement that either: (1) entitles and obligates us to repurchase or redeem the assets before their maturity; or (2) provides us with the ability to unilaterally cause the holder to return the assets (other than through a cleanup call).
In connection with such transactions, we retain subordinated tranches and rights to excess interest spread which are retained interests in the notes receivable sold. Gain or loss on the sale of the receivables depends in part on the allocation of the previous carrying amount of the financial assets involved in the transfer between the assets sold and the retained interests based on their relative fair value at the date of transfer.
We consider our retained interests in notes receivable sold as available-for-sale investments and, accordingly, carry them at fair value in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Unrealized gains or losses on our retained interests in notes receivable sold are included in our shareholders’ equity as accumulated other comprehensive income, net of income taxes. Declines in fair value that are determined to be other than temporary are charged to operations.
We measure the fair value of the retained interests in the notes receivable sold initially and on a quarterly basis based on the present value of estimated future expected cash flows using our best estimates of the key assumptions — prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved. Interest on the retained interests in notes receivable sold is accreted using the effective yield method.
Inventory
Our inventory consists of completed VOIs, VOIs under construction, land held for future vacation ownership development and residential land acquired or developed for sale. We carry our inventory at the lower of cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes and other costs incurred during construction, or estimated fair value, less cost to dispose. Through December 31, 2005, homesites and VOIs reacquired upon default of the related receivable were considered held for sale and were recorded at fair value less costs to sell. Although this practice continues for homesites reacquired, the adoption of SFAS No. 152 on January 1, 2006 changed our method of accounting for VOI inventory, including future recoveries from defaults. Under SFAS No. 152, VOI inventory and cost of sales is accounted for using the relative sales value method. Under the relative sales value method, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage—the ratio of total estimated development cost to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related receivable. Also, pursuant to SFAS No. 152, we do not relieve inventory for VOI cost of sales related to anticipated credit losses. We periodically evaluate the recovery of the carrying amount of our individual resort and residential communities’ properties under the guidelines of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”).
Property and Equipment
Our property and equipment acquired is recorded at cost. We record depreciation and amortization in a manner that recognizes the cost of our depreciable assets in operations over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the underlying leases or the estimated useful lives of the improvements. Depreciation expense includes the amortization of assets recorded under capital leases. We evaluate the recovery of the carrying amounts of our long-lived assets under the guidelines of SFAS No. 144.
Goodwill
Our goodwill primarily relates to a business combination whereupon Great Vacation Destinations, Inc. (“GVD”), one of our wholly-owned subsidiaries, acquired substantially all the assets and assumed certain liabilities of TakeMeOnVacation, LLC, RVM Promotions, LLC, and RVM Vacations, LLC (collectively, “TMOV”) in 2002. As of December 31, 2006 and 2007, goodwill was allocated to our Resorts Division. We account for our goodwill under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. This statement requires that goodwill deemed to have indefinite lives not be amortized, but rather be tested for impairment on an annual basis. Our impairment analysis during the years ended December 31, 2005, 2006, and 2007 determined that no goodwill impairment existed.
Treasury Stock
We account for repurchases of our common stock using the cost method with common stock in treasury classified in our consolidated balance sheets as a reduction of shareholders’ equity.
Advertising Expense
We expense advertising costs as incurred. Advertising expense was $102.7 million, $123.0 million and $130.5 million for the years ended December 31, 2005, 2006, and 2007, respectively. Advertising expense is included in selling, general and administrative expenses in our consolidated statements of income.
Stock-Based Compensation
We recognize stock-based compensation expense under the provisions of SFAS No. 123R, Share-Based Payment (revised 2004) (“SFAS No. 123R”), which we adopted January 1, 2006, utilizing the modified prospective method.
We utilize the Black-Scholes option pricing model for calculating the fair value of each option granted. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, this model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, the existing valuation models do not provide a precise measure of the fair value of our employee stock options. Additionally, SFAS No. 123R also requires us to estimate forfeitures in calculating the expense relating to stock-based compensation.
There were 440,000 stock options granted to our employees during 2006. There were 142,785 stock options and 17,497 shares of restricted common stock granted to our non-employee directors during 2006. During 2007 there were no stock options granted and there were 196,850 shares of restricted stock granted to our employees. Additionally, during 2007 there were 136,494 stock options and 16,696 shares of restricted common stock granted to our non-employee directors.

All stock options were granted with an exercise price equal to the closing price of our common stock on the date of grant.
The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	During the year ended December 31,
	2005	2006	2007
Risk free investment rate	3.9%	5.0%	4.9%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor of expected market price	61.0%	53.0%	45.8%
Life of option	5.5 years	5.8 years	5.0 years
The Company uses historical data to estimate option exercise behavior and employee termination. The risk free investment rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses the historical volatility of the Company’s traded stock to estimate the volatility factor of expected market price.
We recognize stock-based compensation expense on a straight-line basis over the service or vesting period of the instrument. Total compensation costs related to stock-based compensation charged against income during the year ended December 31, 2007 was $2.4 million. Total stock-based compensation recorded in 2007 consists of $2.0 million related to the expense of existing and newly granted stock options and $0.4 million related to existing and newly granted restricted stock. At the grant date, the Company estimates the numbers of shares expected to vest and subsequently adjusts compensation costs for the estimated rate of forfeitures at the option grant date and on an annual basis. The Company uses historical data to estimate option exercise behavior and employee termination in determining the estimated forfeiture rate. The estimated forfeiture rate applied as of the most recent option grant date during 2007 was 16%. Total compensation costs related to stock-based compensation charged against income during the year ended December 31, 2006 was $2.8 million. Total stock-based compensation recorded in 2006 consists of $2.1 million related to the expense of existing and newly granted stock options, $0.2 million related to existing and newly granted restricted stock, and $0.6 million related to the modification of existing stock option grants, which accelerated the vesting of approximately 85,000 stock options for one employee.
As of December 31, 2007, there were approximately $7.7 million of total unrecognized compensation costs related to non-vested stock-based compensation arrangements under our stock compensation plans. The costs for stock options granted are expected to be recognized over a weighted-average period of 2.6 years. The costs for restricted stock granted are expected to be recognized over a weighted-average period of 4.3 years During the years ended December 31, 2005, 2006, and 2007 the total fair value of shares vested was $2.3 million, $1.8 million and $616,000, respectively. A summary of the status of the Company’s non-vested restricted shares as of December 31, 2007, and changes during the year ended December 31, 2007, is as follows:

		Weighted-Average
	Number	Grant-Date
Non-vested Restricted Shares	of Shares	Fair Value
	(in 000's)
Non-vested at January 1, 2007	14,482	$12.91
Granted	213,546	11.98
Vested	(17,097)	11.70
Forfeited	—

Non-vested at December 31, 2007	210,931	$12.07

SFAS No. 123R requires companies to continue to provide the pro forma disclosures required by SFAS No. 123, as amended for all periods presented in which share-based payments were accounted for under the intrinsic value method of APB 25. The following table illustrates the pro forma effect on net income and earnings per common share as if we had applied the fair-value recognition provisions of SFAS No. 123 to all of our share-based compensation awards for periods prior to the adoption of SFAS No. 123R (in thousands, except per share data):

Year Ended
December 31,
2005
Net income, as reported	$46,551
Add: Total stock-based compensation expense included in the determination of reported net income, net of related tax effects	207
Deduct: Total stock-based compensation expense determined under the fair value-based method for all awards, net of related tax effects	(1,493)

Pro forma net income	$45,265

Earnings per share, as reported:
Basic	$1.53
Diluted	$1.49
Pro forma earnings per share:
Basic	$1.49
Diluted	$1.45
Earnings Per Common Share
We compute basic earnings per common share by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per common share is computed in the same manner as basic earnings per share, but also gives effect to all dilutive stock options and unvested restricted shares using the treasury stock method. There were approximately 0.8 million, 0.8 million, and 1.3 million stock options not included in diluted earnings per common share during the years ended December 31, 2005, 2006, and 2007, respectively, as the effect would be anti-dilutive.
The following table sets forth our computation of basic and diluted earnings per common share (in thousands, except per share data):

	Year Ended December 31,
	2005	2006	2007
Basic and diluted earnings per common share — numerator:
Net income	$46,551	$29,817	$31,926

Denominator:
Denominator for basic earnings per common share-weighted-average shares	30,381	30,557	30,975
Effect of dilutive securities:
Stock options and unvested restricted stock	864	540	317

Denominator for diluted earnings per common share-adjusted weighted-average shares and assumed conversions	31,245	31,097	31,292

Basic earnings per common share:	$1.53	$0.98	$1.03

Diluted earnings per common share:	$1.49	$0.96	$1.02

Comprehensive Income
SFAS No. 130, Reporting Comprehensive Income, requires the change in net unrealized gains or losses on our retained interests in notes receivable sold, which are held as available-for-sale investments, to be included in other comprehensive income. Comprehensive income is shown as a subtotal within our consolidated statements of shareholders’ equity for each period presented.
Recent Accounting Pronouncements Not Yet Adopted
In September 2006, the FASB issued FAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a methodology for measuring fair value, and expands the required disclosure for fair value measurements. SFAS No. 157 is effective for us beginning with our 2008 fiscal year, at which time it will be applied prospectively. In February 2008, the FASB agreed to partially defer the effective date, for one year, of SFAS No. 157, for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are currently evaluating the impact that FAS No. 157 will have on our financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value and is effective for us beginning with our 2008 fiscal year. We do not expect to elect the fair value measurement option for any financial assets or liabilities at the present time.
On December 4, 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) will significantly change the accounting for business combinations. Under SFAS No. 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) must be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. We are currently evaluating the impact that SFAS No. 141(R) will have on our financial statements.
On December 4, 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements-an Amendment of Accounting Research Bulletin (“ARB”) No. 51 (“SFAS No. 160”). SFAS No. 160 establishes new accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS No. 160 is effective for us beginning with our 2009 fiscal year. We are currently evaluating the impact that SFAS No. 160 will have on our financial statements.
2. Cumulative Effect of Change in Accounting Principle
Effective January 1, 2006, we adopted SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions (“SFAS No. 152”). This statement amends SFAS No. 66, Accounting for Sales of Real Estate, and SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, in association with the issuance of American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 04-2, Accounting for Real Estate Time-Sharing Transactions. SFAS No. 152 was issued to address the diversity in practice resulting from a lack of guidance specific to the timeshare industry. Among other things, the new standard addresses the treatment of sales incentives provided by a seller to a buyer to consummate a transaction, the calculation of and presentation of uncollectible notes receivable, the recognition of changes in inventory cost estimates, recovery or repossession of VOIs, selling and marketing costs, operations during holding periods, developer subsidies to property owners’ associations and upgrade and reload transactions. Restatement of previously reported financial statements is not permitted. Accordingly, as a result of the adoption of SFAS No. 152, our financial statements for periods beginning on or after January 1, 2006, are not comparable, in certain respects, with those prepared for periods ended prior to January 1, 2006.
Many sellers of timeshare interests, including us, provide incentives to customers in connection with the purchase of a VOI. Under SFAS No. 152, the value of certain incentives and other similarly treated items are either recorded as a reduction to VOI revenue or recorded in a separate revenue line item within the statements of income, in our case other resort and communities operations revenue. Furthermore, SFAS No. 152 requires that certain incentives and other similarly treated items such as cash credits earned through our Sampler Program be considered in calculating the buyer’s down payment toward the buyer’s commitment, as defined in SFAS No. 152, in purchasing the VOI. Our Sampler Program provides purchasers with an opportunity to utilize our VOI product during a one year trial period. In the event the Sampler package purchaser subsequently purchases a VOI interest from us, a portion of the amount paid for their Sampler Package is credited toward the down payment on the subsequent purchase. Under SFAS No. 152, the credit given is treated similarly to a sales incentive. If after considering the sales incentive the required buyer’s commitment amount, defined as 10% of sales value, is not met, the VOI revenue and related cost of sales and direct selling costs are deferred until the buyer’s commitment test is satisfied, generally through the receipt of required mortgage note payments from the buyer. The net deferred VOI revenue and related costs are recorded as a component of deferred income in the accompanying balance sheets as of December 31, 2006 and 2007. Prior to the adoption of

SFAS No. 152, sales incentives were not recorded apart from VOI revenue and were not considered in determining the customer down payment required in the buyer’s commitment in purchasing the VOIs.
SFAS No. 152 also amends the relative sales value method of recording VOI cost of sales. Specifically, consideration is now given not only to the costs to build or acquire a project and the total revenue expected to be earned on a project, but also to the sales of recovered VOI interests reacquired on future cancelled or defaulted sales. The cost of VOI sales is calculated by estimating these future costs and recoveries. Prior to the adoption of SFAS No. 152, we did not include the recovery of VOIs in our projected revenues in determining the related cost of the VOIs sold.
SFAS No. 152 changes the treatment of losses on VOI notes and contracts receivable and provides specific guidance on methods to estimate losses. Specifically, SFAS No. 152 requires that the estimated losses on originated mortgages exclude an estimate for the value of recoveries as the recoveries are to be considered in inventory costing, as described above. In addition, the standard requires a change in the classification of our provision for loan losses for VOI receivables that were historically recorded as an expense, requiring that such amount be reflected as a reduction of VOI sales. Furthermore, if we sell our VOI notes receivables in a transaction that qualifies for off-balance sheet sales treatment under SFAS No. 140, the associated allowance for loan losses related to the sold receivables is reversed and reflected as an increase to VOI sales. Prior to the adoption of SFAS No. 152, the reversal of the allowance on sold receivables was recorded as a component of the gain on sale.
Under SFAS No.152, rental operations, including the usage of our Sampler Program, are accounted for as incidental operations whereby incremental costs in excess of incremental revenue are charged to expense as incurred. Conversely, incremental revenue in excess of incremental costs is recorded as a reduction to VOI inventory. Incremental costs include costs that have been incurred by us during the holding period of the unsold VOIs, such as developer subsidies and maintenance fees. During 2006 and 2007, all of our rental revenue and Sampler revenue recognized was recorded as an off-set to cost of other resort and communities operations revenue as such amounts were less than the incremental cost. Prior to the adoption of SFAS No. 152, rental revenues were separately presented in the consolidated statements of income as a component of other resort and communities operations revenue and a portion of Sampler proceeds was deferred until the buyer purchased a VOI or the Sampler usage period expired.
The adoption of SFAS No. 152 on January 1, 2006, resulted in a net charge of $4.5 million, which is presented as a cumulative effect of change in accounting principle, net of the related tax benefit and the charge related to minority interest.
3. Joint Venture
On June 16, 2000, one of our wholly-owned subsidiaries entered into an agreement with Big Cedar LLC (“Big Cedar”), an affiliate of Bass Pro, Inc. (“Bass Pro”), to form the Joint Venture, a vacation ownership development, marketing and sales limited liability company. We have a 51% ownership interest in the Joint Venture, while Big Cedar owns 49%. Under the terms of the original agreement, the Joint Venture was developing, marketing and selling VOIs at The Bluegreen Wilderness Club at Big Cedar, a 324-unit, wilderness-themed resort adjacent to the Big Cedar Lodge, a luxury hotel resort owned by Big Cedar, on the shores of Table Rock Lake in Ridgedale, Missouri. In December 2007, the agreement was amended to include the development, marketing, and selling of timeshare interests in additional property purchased by the Joint Venture in September 2007. The agreement, as amended, also requires that the Joint Venture pay Big Cedar a fee on sales of newly developed timeshare interests for promotional, marketing, and advertising services.
In addition to its 51% ownership interest, we also receive a quarterly management fee from the Joint Venture equal to 3% of the Joint Venture’s net sales in exchange for our involvement in the day-to-day operations of the Joint Venture. We also service the Joint Venture’s notes receivable in exchange for a servicing fee.
Based on our role as the day-to-day manager of the Joint Venture, its majority control of the Joint Venture’s Management Committee and our controlling financial interest in the Joint Venture, the accounts of the Joint Venture are consolidated in our financial statements.
Because the Joint Venture has a finite life (i.e., the Joint Venture can only exist through the earlier of: i) December 31, 2057; ii) the sale or disposition of all or substantially all of the assets of the Joint Venture; iii) a decision to dissolve the Joint Venture by us and Big Cedar; or iv) certain other events described in the Joint Venture agreement), the minority interest in the Joint Venture meets the definition of a mandatorily redeemable non-controlling interest as specified in SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The settlement value of this mandatorily redeemable non-controlling interest at December 31, 2006 and 2007 was $15.2 million and $22.9 million, respectively, based on the sale or disposition of all or substantially all of the assets of the Joint Venture as of those respective dates.
During the years ended December 31, 2005, 2006, and 2007, the Joint Venture paid approximately $0.6 million, $0.5 million, and $0.1 million, respectively, to Bass Pro and affiliates for construction management services and furniture and fixtures in connection with the development of the Joint Venture’s vacation ownership resort and sales office. In addition, the Joint Venture paid Big Cedar and affiliates approximately $2.0 million, $2.9 million, and $2.1 million for gift certificates and hotel lodging during the year ended December 31, 2005, 2006, and 2007, respectively, in connection with the Joint Venture’s marketing activities.
4. Marketing Agreement
On June 16, 2000, we entered into an exclusive, 10-year marketing agreement with Bass Pro, a privately-held retailer of fishing, marine, hunting, camping and sports gear. Bass Pro is an affiliate of Big Cedar (see Note 3). Pursuant to the agreement, we have the right to market our VOIs at each of Bass Pro’s national retail locations (we were in 45 of Bass Pro’s stores as of December 31, 2007), in Bass Pro’s catalogs and on its web site. We also have access to Bass Pro’s customer lists. In exchange for these services, we compensate Bass Pro based on the overall success of the marketing activities. The amount of compensation is dependent on the level of additional marketing efforts required by us to convert the prospect into a sale and a defined time frame for such marketing efforts. No compensation was paid to Bass Pro on sales made by the Joint Venture. In 2005, 2006, and 2007, we recognized marketing compensation expense to Bass Pro of approximately $5.2 million, $6.4 million, and $6.6 million, respectively. In December 2007, the marketing agreement was amended to extend through January 1, 2015 and also requires us to make a non-interest bearing annual prepayment to Big Cedar on or before January 1 each year, which operates as an advance payment for anticipated commissions to be earned in the upcoming year. The annual prepayment will be equal to 100% of the estimated amount of commissions generated during the upcoming year, as determined by the us and Big Cedar, not to exceed $5,000,000. No additional commissions will be paid to Big Cedar during any year, until the annual prepayment for that year has been fully earned.
On June 16, 2000, we prepaid $9.0 million to Bass Pro (the “2000 Prepayment”). The Prepayment was fully amortized from compensation earned by Bass Pro and distributions otherwise payable to Big Cedar from the earnings of the Joint Venture as a member thereof through December 31, 2005. Additional compensation and member distributions will be paid in cash to Bass Pro or Big Cedar. During 2006, the Joint Venture made a member distribution of $1.9 million. Of the 2005 distribution, $1.3 million was payable to Big Cedar and used to pay down the balance of the Prepayment. As of December 31, 2005, the 2000 Prepayment was fully amortized.
In December 2007 and simultaneous with entering into the amended joint venture agreement, described above Note 3, we extended our marketing arrangement through January 1, 2015 with Bass Pro, a privately-held retailer of fishing, marine, hunting, camping and sports gear, and certain Bass Pro affiliates including Big Cedar, by entering into an Amended and Restated Marketing and Promotions Agreement (“Amended M&P Agreement”). Pursuant to the Amended M&P Agreement, we will continue to have the right to market our timeshare interests at each of Bass Pro’s retail locations, in Bass Pro’s catalogs and on its website, as well as through other marketing channels. In exchange for access to these marketing channels, we will pay Big Cedar (on behalf of itself and its affiliates) a commission on sales of our timeshare interests made to purchasers generated from the Bass Pro/Big Cedar marketing channels described above. There is no commission paid by on sales made by the Joint Venture or on sales of Joint Venture timeshare interests.
During the years ended December 31, 2005, 2006, and 2007, we paid affiliates of Bass Pro approximately $89,000, $2.1 million, and $3.3 million, respectively, for various services including tour costs, premiums and lead generation, as well as $4.0 million during 2007 for prepaid commissions to be earned by Big Cedar in 2008 under the amended marketing agreement described above.

5. Notes Receivable
The table below sets forth additional information relative to our notes receivable (in thousands).

	As of December 31,
	2006	2007
Notes receivable secured by VOIs	$150,649	$172,787
Notes receivable secured by homesites	6,915	5,336
Other notes receivable	186	—

Notes receivable, gross	157,750	178,123
Allowance for loan losses	(13,499)	(17,458)

Notes receivable, net	$144,251	$160,665

The weighted-average interest rate on our notes receivable was 14.2% and 13.8% at December 31, 2006 and 2007, respectively. All of our VOI loans bear interest at fixed rates. The weighted average interest rate charged on loans secured by VOIs was 14.3% and 13.9% at December 31, 2006 and 2007, respectively. Approximately 79% of our notes receivable secured by homesites bear interest at variable rates, while the balance bears interest at fixed rates. The weighted average interest rate charged on loans secured by homesites was 11.9% and 12.1% at December 31, 2006 and 2007, respectively.
Our vacation ownership loans are generally secured by property located in Florida, Michigan, Missouri, Pennsylvania, South Carolina, Tennessee, Virginia, Wisconsin and Aruba. The majority of Bluegreen Communities’ notes receivable are secured by homesites in Georgia, Texas and Virginia.
The table below sets forth the activity in our allowance for uncollectible notes receivable for 2006 and 2007 (in thousands):

	Year Ended
	December 31,
	2006	2007
Balance, beginning of year	$10,869	$13,499
Adjustment for cumulative effect of change in accounting principle	1,164	—
Provision for loan losses	59,489	65,419

Less: Allowance on sold receivables	(38,848)	(42,750)

Less: Write-offs of uncollectible receivables	(19,175)	(18,710)

Balance, end of year	$13,499	$17,458

Installments due on our notes receivable during each of the five years subsequent to December 31, 2006, and 2007, and thereafter are set forth below (in thousands):

	2006	2007
Due in 1 year	$28,912	$39,838
Due in 2 years	10,280	10,761
Due in 3 years	11,008	11,953
Due in 4 years	12,079	13,662
Due in 5 years	13,693	15,412
Thereafter	81,778	86,497

Total	$157,750	$178,123

     The following table summarizes our allowance for loan losses by division as of December 31, 2006 and 2007:

	Bluegreen	Bluegreen
	Resorts	Communities	Other	Total
December 31, 2006:
Notes receivable	$150,649	$6,915	$186	$157,750
Allowance for loan losses	(13,140)	(173)	(186)	(13,499)

Notes receivable, net	$137,509	$6,742	$—	$144,251

Allowance as a % of gross notes receivable	9%	3%	1100%	9%

December 31, 2007:
Notes receivable	$172,787	$5,336	$—	$178,123
Allowance for loan losses	(17,196)	(262)	—	(17,458)

Notes receivable, net	$155,591	$5,074	$—	$160,665

Allowance as a % of gross notes receivable	10%	5%	0%	10%

6. Sales of Notes Receivable
     Sales of notes receivable during the years ended December 31, 2005, 2006, and 2007 were as follows (in millions):

Year Ended
December 31, 2005:
	Aggregate Principal			Initial Fair Value
	Balance of Notes	Purchase	Gain	of Retained
Facility	Receivable Sold	Price	Recognized	Interest
2004 BB&T Purchase Facility	$211.9	$180.1	$25.0	$42.4
2005 Term Securitization	16.7	15.1	0.2	3.0

Total	$228.6	$195.2	$25.2	$45.4

Year Ended
December 31, 2006:
	Aggregate Principal			Initial Fair Value
	Balance of Notes	Purchase	Gain	of Retained
Facility	Receivable Sold	Price	Recognized	Interest
2005 Term Securitization	$18.6	$16.7	$4.6	$3.8
2006-A GE Purchase Facility	72.0	64.8	11.1	8.5
2006 Term Securitization	153.0	137.0	29.0	29.6

Total	$243.6	$218.5	$44.7	$41.9

Year Ended
December 31, 2007:
	Aggregate Principal			Initial Fair Value
	Balance of Notes	Purchase	Gain	of Retained
Facility	Receivable Sold	Price	Recognized	Interest
2006-A GE Purchase Facility	$66.9	$60.2	$10.6	$8.3
2007 Term Securitization	200.0	168.9	28.8	36.3

Total	$266.9	$229.1	$39.4	$44.6

As a result of adopting SFAS No. 152 during the year ended December 31, 2006, approximately $38.8 million of the gain was recorded as a component of sales of real estate on the accompanying Statements of Income for the year ended December 31, 2006; with the remaining gain of $5.9 million reflected in the sales of notes receivable line item on the accompanying statements of income. During the year ended December 31, 2007, approximately $42.8 million of the gain was recorded as a component of sales of real estate on the accompanying Statements of Income for the year ended December 31, 2007; with the offsetting amount of $3.4 million reflected in the sales of notes receivable line item on the accompanying statements of income.
The following assumptions were used to measure the initial fair value of the retained interest in notes receivable sold or securitized for each of the periods listed below:

	For the year ended December 31,
	2005	2006	2007
Prepayment rates	17% - 9%	17% - 9%	29% - 11%
Loss severity rates	35% - 45%	35% - 71%	38% - 72%
Default rates	10% - 1%	11% - 1%	12% - 1%
Discount rates	9% - 12%	9%	9% - 12.6%
The following is a description of the facilities that were used to sell notes receivable that qualified for sale recognition under the provisions of SFAS 140.
2004 BB&T Purchase Facility
On December 31, 2004, we executed agreements for a vacation ownership receivables purchase facility (the “2004 BB&T Purchase Facility”) with Branch Banking and Trust Company (“BB&T”). The 2004 BB&T Purchase Facility utilized an owner’s trust structure, pursuant to which we sold receivables to Bluegreen Receivables Finance Corporation IX, our wholly-owned, special purpose finance subsidiary (“BRFC IX”), and BRFC IX sold the receivables to an owner’s trust (a qualified special purpose entity) without recourse to us or BRFC IX except for breaches of certain customary representations and warranties at the time of sale. We did not enter into any guarantees in connection with the 2004 BB&T Purchase Facility. The 2004 BB&T Purchase Facility had detailed requirements with respect to the eligibility of receivables for purchase and fundings under the BB&T Purchase Facility were subject to certain conditions precedent. Under the 2004 BB&T Purchase Facility, a variable purchase price of approximately 85.0% of the principal balance of the receivables sold, subject to certain terms and conditions, was paid at closing in cash. The balance of the purchase price was deferred until such time as BB&T had received a specified return and all servicing, custodial, agent and similar fees and expenses had been paid. The specified return was equal to the commercial paper rate or London Interbank Offered Rate (“LIBOR”), as applicable, plus an additional return of 1.15%, subject to use of alternate return rates in certain circumstances. In addition, we paid BB&T structuring and other fees totaling $1.1 million in December 2004, which was expensed over the funding period of the 2004 BB&T Purchase Facility. We acted as servicer under the 2004 BB&T Purchase Facility for a fee. The BB&T Purchase Facility expired on December 30, 2005.
2005 Term Securitization
On December 28, 2005, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., served as initial purchaser and placement agent for a $203.8 million private offering and sale of vacation ownership receivable-backed securities (the

“2005 Term Securitization”). The $191.1 million in aggregate principal of vacation ownership receivables offered and sold in the 2005 Term Securitization were previously sold to BRFC IX. The proceeds of the 2005 Term Securitization were used to pay BB&T all amounts outstanding under the 2004 BB&T Purchase Facility, pay fees associated with the transaction to third-parties, deposit initial amounts in a required cash reserve account and the escrow accounts for the Pre-funded Receivables (see below) and provide net cash proceeds of $1.1 million to us.
In addition, the 2005 Term Securitization allowed for an additional $35.3 million in aggregate principal of our qualifying vacation ownership receivables (the “2005 Pre-funded Receivables”) that could be sold by us through March 28, 2006. The proceeds of $31.8 million (at an advance rate of 90%) as payment for the 2005 Pre-funded Receivables were deposited into an escrow account by the Indenture Trustee of the 2005 Term Securitization until such receivables were actually sold by us to BRFC X. During 2005, we sold $16.7 million in 2005 Pre-funded Receivables to BRFC X and the $15.1 million purchase price was disbursed to us from the escrow account. During 2006, we sold the remaining $18.6 million in pre-funded receivables to BRFC X and the $16.7 million purchase price was disbursed to us from the escrow account.
2006 GE Purchase Facility
In March 2006, we executed agreements for a VOI receivables purchase facility (the “2006 GE Purchase Facility”) with General Electric Real Estate (“GE”). The GE Purchase Facility utilizes an owner’s trust structure, pursuant to which we sell receivables to Bluegreen Receivables Finance Corporation XI, our wholly-owned, special purpose finance subsidiary (“BRFC XI”), and BRFC XI sells the receivables to an owner’s trust (a qualified special purpose entity) without recourse to us or BRFC XI except for breaches of certain customary representations and warranties at the time of sale. We did not enter into any guarantees in connection with the 2006 GE Purchase Facility. The GE Purchase Facility has detailed requirements with respect to the eligibility of receivables for purchase, and fundings under the GE Purchase Facility are subject to certain conditions precedent. Under the 2006 GE Purchase Facility, a variable purchase price of approximately 90% of the principal balance of the receivables sold, subject to adjustment under certain terms and conditions, was paid at closing in cash. The balance of the purchase price is deferred until such time as GE has received a specified return, a specified overcollateralization ratio is achieved, a cash reserve account is fully funded and all servicing, custodial, agent and similar fees and expenses have been paid. GE is entitled to receive a return equal to the applicable Swap Rate (which is essentially a published interest swap arrangement rate as defined in the 2006 GE Purchase Facility agreements) plus 2.35%, subject to use of alternate return rates in certain circumstances. In addition, we paid GE a structuring fee of approximately $437,500 in March 2006. Subject to the terms of the agreements, we act as servicer under the 2006 GE Purchase Facility for a fee.
The 2006 GE Purchase Facility allowed for transfers of notes receivable for a cumulative purchase price of up to $125.0 million through March 2008. During 2006, the Company transferred $72.0 million in VOI receivables for an aggregate purchase price of $64.8 million under the 2006 GE Purchase Facility. During 2007, the Company transferred $66.9 million in VOI receivables for an aggregate purchase price of $60.2 million under the GE Purchase Facility, which fully utilized the 2006 GE Purchase Facility.
2006 Term Securitization
In September 2006, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., served as initial purchaser and placement agent for a private offering and sale of $139.2 million of our VOI receivable-backed securities (the “2006 Term Securitization”). Approximately $153.0 million in aggregate principal of VOI receivables were securitized in this transaction, including: (1) $75.7 million in aggregate principal of receivables that were previously transferred under an existing VOI receivables purchase facility in which BB&T serves as Agent (see 2006 BB&T Purchase Facility below in Footnote 10); (2) $38.0 million of VOI receivables owned by us immediately prior to the 2006 Term Securitization and 3) an additional $39.3 million in aggregate principal of our qualifying VOI receivables (the “2006 Pre-funded Receivables”) that could be sold by us through December 22, 2006. The expected proceeds of $35.7 million (at an advance rate of 91%) as payment for the 2006 Pre-funded Receivables were originally deposited into an escrow account by the indenture trustee of the 2006 Term Securitization. During 2006, we sold $39.3 million in 2006 Pre-funded Receivables to BRFC XII and the $35.7 million purchase price was disbursed to us from the escrow account. The proceeds were used by us for general operating purposes.
2007 Term Securitization
In September 2007, BB&T Capital Markets, a division of Scott & Stringfellow, Inc. served as initial purchaser and placement agent for a private offering and sale of $177.0 million of VOI receivable-backed securities (the “2007 Term Securitization”). Approximately $200.0 million in aggregate principal of VOI receivables were securitized and sold in this transaction, including: (1) $115.5 million in aggregate principal of VOI receivables that were previously transferred under the 2006 BB&T Purchase Facility (see Note 10); (2) $35.8 million of VOI receivables owned by the Company immediately prior to the 2007 Term Securitization; and, (3) an additional $48.7 million in aggregate principal of the Company’s qualifying VOI receivables that could be sold by us through December 28, 2007 (the “2007 Pre-funded Receivables”). The purchase price for the 2007 Pre-Funded Receivables was deposited into an escrow account. During 2007, we sold $48.7 million in 2007 Pre-funded Receivables, and the $43.1 million purchase price was disbursed to us from the escrow account.
7. Retained Interests in Notes Receivable Sold
Our retained interests in notes receivable sold, which are classified as available-for-sale investments, and their associated unrealized gains are set forth below (in thousands).

		Gross
	Amortized	Unrealized
As of December 31, 2006:	Cost	Gain	Fair Value
2002 Term Securitization	$12,643	$472	$13,115
2004 Term Securitization (see Note 6)	17,784	2,785	20,569
2004 GE Purchase Facility (see Note 6)	6,695	56	6,751
2005 Term Securitization (see Note 6)	42,469	8,291	50,760
2006 GE Purchase Facility (see Note 6)	7,405	1,264	8,669
2006 Term Securitization (see Note 6)	23,253	7,506	30,759

Total	$110,249	$20,374	$130,623

		Gross
	Amortized	Unrealized
As of December 31, 2007:	Cost	Gain (Loss)	Fair Value
2002 Term Securitization	$8,842	$—	$8,842
2004 Term Securitization (see Note 6)	11,934	2,797	14,731
2004 GE Purchase Facility (see Note 6)	5,633	(609)	5,024
2005 Term Securitization (see Note 6)	29,268	2,230	31,498
2006 GE Purchase Facility (see Note 6)	15,481	953	16,434
2006 Term Securitization (see Note 6)	24,522	1,529	26,051
2007 Term Securitization (see Note 6)	30,000	8,919	38,919

Total	$125,680	$15,819	$141,499

The contractual maturities of our retained interest in notes receivable sold as of December 31, 2007, based on the final maturity dates of the underlying notes receivable are as follows:

	Amortized
	Cost	Fair Value
After one year but within five	$8,842	$8,842
After five years but within ten	116,838	132,657

Total	$125,680	$141,499

The following assumptions were used to measure the fair value of the above retained interests as of December 31, 2006 and 2007:

	As of December 31,
	2006	2007
Prepayment rates	27% - 6%	33% - 6%
Loss severity rates	30% - 71%	18% - 72%
Default rates	11% - 1%	12% - 0%
Discount rates	8% - 9%	12.6%

     The following table shows the hypothetical fair value of our retained interests in notes receivable sold based on a 10% and a 20% adverse change in each of the assumptions used to measure the fair value of those retained interests (dollars in thousands):

		Hypothetical Fair Value at December 31, 2007
	Adverse			2004 GE		2006 GE
	Change	2002 Term	2004 Term	Purchase	2005 Term	Purchase	2006 Term	2007 Term
	Percentage	Securitization	Securitization	Facility	Securitization	Facility	Securitization	Securitization
Prepayment rate:	10%	$8,776	$14,433	$5,006	$31,005	$16,286	$25,601	$38,424
	20%	8,712	14,146	4,988	30,537	16,146	25,180	37,963

Loss severity rate:	10%	8,775	14,635	4,857	30,760	15,467	25,460	37,940
	20%	8,709	14,538	4,689	30,022	14,502	24,868	36,961

Default rate:	10%	8,762	14,587	4,822	30,724	15,295	25,382	37,662
	20%	8,683	14,444	4,624	29,961	14,186	24,723	36,430

Discount rate:	10%	8,386	14,405	4,869	30,857	15,804	25,541	37,893
	20%	7,954	14,093	4,722	30,246	15,211	25,054	36,916
     The table below summarizes certain cash flows received from and (paid to) our qualifying special purpose finance subsidiaries (in thousands):

	For the Year Ended December 31,
	2005	2006	2007
Proceeds from new sales of receivables	$198,260	$218,455	$229,067
Collections on previously sold receivables	(104,863)	(145,096)	(173,448)
Servicing fees received	4,969	6,955	8,697
Purchases of defaulted receivables	(631)	(1,122)	(3,420)
Resales of foreclosed assets	(30,573)	(40,566)	(44,786)
Remarketing fees received	16,793	23,163	25,858
Cash received on retained interests in notes receivable sold	11,016	30,032	35,949
Cash paid to fund required reserve accounts	(6,445)	(13,495)	(10,044)
Purchases of upgraded accounts	(2,443)	(17,447)	(28,251)
     Quantitative information about the portfolios of VOI notes receivable previously sold without recourse in which we hold the above retained interests is as follows (in thousands):

	As of		Year Ended
	December 31, 2007		December 31, 2007
		Principal
	Total	Amount
	Principal	of Loans	Credit
	Amount of	60 or More	Losses, Net
	Loans	Days Past Due	of Recoveries
2002 Term Securitization	$29,638	$767	$584
2004 Term Securitization	55,880	1,409	2,463
2004 GE Purchase Facility	20,941	708	706
2005 Term Securitization	131,711	3,826	6,113
2006 GE Purchase Facility	105,680	2,679	—
2006 Term Securitization	112,700	3,771	3,557
2007 Term Securitization	188,185	3,865	—
     The net unrealized gain on our retained interests in notes receivable sold, which is presented as a separate component of our shareholders’ equity net of income taxes, was approximately $12.6 million and $9.8 million as of December 31, 2006 and 2007, respectively.
     During the years ended December 31, 2005 and 2006, we recorded an other-than-temporary decrease of approximately $539,000 and $39,000 respectively, in the fair value of one of our VOI receivable transactions, based primarily on higher than projected defaults. In 2007, we recorded an other-than-temporary decrease in the fair value of two of our VOI receivable transactions totaling approximately $2.4 million, based primarily on an increase in the discount rates used to value our retained interest in notes receivable sold. These charges have been netted against interest income on our consolidated statements of income.
8. Inventory
Our net inventory holdings, summarized by division, are set forth below (in thousands).

	As of December 31,
	2006	2007
Bluegreen Resorts	$233,290	$288,969
Bluegreen Communities	116,043	145,999

	$349,333	$434,968

Bluegreen Resorts inventory as of December 31, 2006 consisted of land inventory of $46.6 million, $85.4 million of construction-in-progress and $101.3 million of completed VOI units. Bluegreen Resorts inventory as of December 31, 2007, consisted of land inventory of $75.3 million, $121.1 million of construction-in-progress and $92.6 million of completed VOI units.
Interest capitalized to inventory during the years ended December 31, 2005, 2006, and 2007 totaled $10.0 million, $12.1 million, and $15.5 million, respectively. The interest expense reflected in our consolidated statements of income is net of capitalized interest.
9. Property and Equipment
The table below sets forth the property and equipment held by us (in thousands).

		December 31,
	Useful Life	2006	2007
Office equipment, furniture and fixtures	3-14 years	$58,795	$67,894
Golf course land, land improvements, buildings and	5-39 years	33,684	32,462
equipment Land, buildings and building improvements	3-31 years	35,254	42,694
Leasehold improvements	2-14 years	16,846	15,663
Transportation and equipment	3-5 years	2,459	2,435

		147,038	161,148
Accumulated depreciation and amortization of leasehold improvements		(54,593)	(66,727)

Total		$92,445	$94,421

10. Receivable-Backed Notes Payable
The table below sets forth the balances of our receivable-back notes payable facilities (in thousands).

	December 31,
	2006	2007
2006 BB&T Purchase Facility	$—	$16,967
GMAC Receivable Facility	16,870	11,400
GE Bluegreen/Big Cedar Receivables Facility	—	24,100
Textron Facility	2,180	1,482
Foothill Facility	1,983	1,050
Other	17	—

Total	$21,050	$54,999

The 2006 BB&T Purchase Facility. In June 2006, we executed agreements for a VOI receivables purchase facility (the “2006 BB&T Purchase Facility”) with BB&T. While ownership of the receivables is transferred for legal purposes, the transfer of the receivables under the facility are accounted for as a financing transaction for financial accounting purposes. Accordingly, the receivables will continue to be reflected as assets and the associated obligations will be reflected as liabilities on our balance sheet. The 2006 BB&T Purchase Facility utilizes an owner’s trust structure, pursuant to which we transfer receivables to Bluegreen Timeshare Finance Corporation I, our wholly-owned, special purpose finance subsidiary (“BTFC I”), and BTFC I subsequently transfers the receivables to an owner’s trust without recourse to us or BTFC I, except for breaches of certain customary representations and warranties at the time of transfer. We did not enter into any guarantees in connection with the BB&T Purchase Facility. The 2006 BB&T Purchase Facility has detailed requirements with respect to the eligibility of receivables, and fundings under the BB&T Purchase Facility are subject to certain conditions precedent. Under the 2006 BB&T Purchase Facility, as amended, a variable purchase price of approximately 83% of the principal balance of the receivables transferred, subject to certain terms and conditions, is paid at closing in cash. The balance of the purchase price is deferred until such time as BB&T and other liquidity providers arranged by BB&T have in aggregate received a specified return (the “Specified Return”) and all servicing, custodial, agent and similar fees and expenses have been paid. The Specified Return is equal to either the commercial paper rate or LIBOR rate plus 1.25%, subject to use of alternate return rates in certain circumstances. We act as servicer under the 2006 BB&T purchase facilities for a fee. The BB&T Purchase Facility allows for transfers of notes receivable for a cumulative purchase price of up to $137.5 million, on a revolving basis, through May 2008.
During the year ended December 31, 2007, we transferred $143.3 million of VOI notes receivable to the 2006 BB&T Purchase Facility and received $121.4 million in cash proceeds. In connection with the 2007 Term Securitization (see Note 6) all amounts outstanding on the 2006 BB&T Purchase Facility as of September 2007 were repaid. In December 2007, we transferred $20.4 million of VOI notes receivable to the 2006 BB&T Purchase Facility and received $17.0 million in cash proceeds. The remaining availability under the 2006 BB&T Purchase Facility, subject to the terms and conditions of the facility, was $120.5 million. As of December 31, 2007, the outstanding balance bore interest at 5.85%. During 2006, we borrowed $68.4 million under the 2006 BB&T Purchase Facility.
The GMAC Receivables Facility. In February 2003, we entered into a revolving VOI receivables credit facility (the “GMAC Receivables Facility”) with Residential Funding Corporation (“RFC”), an affiliate of GMAC. The GMAC Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GMAC Receivables Facility is 90% of the outstanding principal balance of eligible notes arising from the sale of VOIs. The GMAC Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GMAC Receivables Facility. Interest payments are due monthly. During the years ended December 31, 2006 and 2007, we did not pledge any VOI receivables under the GMAC Receivables Facility. As of December 31, 2007, the outstanding balance bore interest at 8.60%. In February 2008, the advance period on the GMAC Receivables Facility expired. All amounts outstanding under the GMAC Receivables Facility are due on February 15, 2015.
GE Bluegreen/Big Cedar Receivables Facility. During April 2007, the Bluegreen/Big Cedar Joint Venture entered into a $45.0 million revolving VOI receivables credit facility (the “GE Bluegreen/Big Cedar Receivables Facility”) with GE. Bluegreen Corporation has guaranteed the full payment and performance of the Bluegreen/Big Cedar Joint Venture in connection with the Facility. The GE Bluegreen/Big Cedar Receivables Facility allows for advances on a revolving basis through April 16, 2009. All outstanding borrowings on the GE Bluegreen/Big Cedar Receivables Facility mature no later than April 16, 2016. The GE Bluegreen/Big Cedar Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GE Bluegreen/Big Cedar Receivables Facility ranges from 97% - 90% (based on the spread between the weighted average note receivable coupon and GE’s interest rate) of the outstanding principal balance of eligible notes receivable arising from the sale of VOIs. The GE Bluegreen/Big Cedar Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GE Bluegreen/Big Cedar Receivables Facility. Indebtedness under the GE Bluegreen/Big Cedar Receivables Facility bears interest adjusted monthly at the one month LIBOR plus 1.75%. The Bluegreen/Big Cedar Joint Venture was required to pay an upfront loan commitment fee of $225,000 in connection with the Facility. During 2007 the Bluegreen/Big Cedar Joint Venture pledged $32.0 million in aggregate principal balance of notes receivable under the facility and received $30.8 million in cash proceeds, net of issuance costs. As of December 31, 2007, the outstanding balance bore interest at 6.35%, and the remaining availability under the GE Bluegreen/Big Cedar Receivables Facility, subject to the terms and conditions of this facility, was $20.9 million.
The Textron Facility. During December 2003, we signed a combination $30.0 million Acquisition and Development and Timeshare Receivables facility with Textron Financial Corporation (the “Textron Facility”). The borrowing period for acquisition and development loans under the Textron Facility expired on October 1, 2004. The borrowing period for VOI receivables loans under the Textron Facility expired on March 1, 2006, and outstanding VOI receivables borrowings mature no later than March 31, 2009. Receivable-backed borrowings under the Textron Facility bear interest at the prime lending rate plus 1.00% (8.25% at December 31, 2007), subject to a 6.00% minimum interest rate.

The Foothill Facility. The Foothill Facility is secured by the pledge of Bluegreen Communities’ receivables, inventory, and for the pledge of Bluegreen Resorts’ receivables and requires principal payments based on agreed-upon release prices as homesites in the encumbered communities are sold and bears interest at the prime lending rate plus 1.25% (8.5% at December 31, 2007). Interest payments are due monthly. The interest rate charged on outstanding receivable borrowings under the Foothill Facility is the prime lending rate plus 0.25% (7.5% at December 31, 2007) when the average monthly outstanding loan balance is greater than or equal to $15.0 million. If the average monthly outstanding loan balance is less than $15.0 million, the interest rate is the greater of 4.00% or the prime lending rate plus 0.50% (7.75% at December 31, 2007). All principal and interest payments received on pledged receivables are applied to principal and interest due under the Foothill Facility. At December 31, 2007, approximately $711,000 of the outstanding balance relates to Bluegreen Communities’ receivables borrowings and approximately $339,000 relates to Bluegreen Resorts’ receivables borrowings. Outstanding indebtedness collateralized by receivables is due December 31, 2008. As of December 31, 2007, the outstanding balance bore interest at 7.75%.
11. Lines-of-Credit and Notes Payable
We have outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of our inventory and to fund operations. Financial data related to our borrowing facilities is set forth below (in thousands).

	December 31,	December 31,
	2006	2007
Lines-of-credit secured by inventory and golf courses with a carrying value of $251 million at December 31, 2007. Interest rates range from 9.25% to 9.83% at December 31, 2006 and 8.25% to 9.10% at December 31, 2007. Maturities range from September 2009 to November 2011	$90,974	$148,080

Notes and mortgage notes secured by certain inventory, property, equipment and investments with an aggregate carrying value of $51 million at December 31, 2007. Interest rates ranged from 4.75% to 9.50% at December 31, 2006 to 6.05% to 8.50% at December 31, 2007. Maturities range from February 2008 to May 2026	32,736	28,501

Lease obligations secured by the underlying assets with an aggregate carrying value of $0.4 million at December 31, 2007. Imputed interest rates ranging from 3.29% to 14.20% at December 31, 2006 and from 3.29% to 9.92% at December 31, 2007. Maturities range from February 2008 to November 2011	702	397

Total	$124,412	$176,978

The table below sets forth the contractual minimum principal payments required on our lines-of-credit and notes payable and capital lease obligations for each year subsequent to December 31, 2007. Such minimum contractual payments may differ from actual payments due to the effect of principal payments required on a homesite or VOI release basis for certain of the above obligations (in thousands).

2008	$7,442
2009	121,141
2010	28,851
2011	16,024
2012	307
Thereafter	3,213

Total	$176,978

The following is a discussion of our significant credit facilities and significant new borrowings during the year ended December 31, 2007:
The GMAC AD&C Facility. In February 2003, RFC also provided us with an acquisition, development and construction revolving credit facility for Bluegreen Resorts (the “GMAC AD&C Facility”). The period during which individual projects can be added to the GMAC AD&C Facility, as amended, expires on February 15, 2008, but borrowings on approved projects can be made, subject to the terms and conditions of individual project commitments on dates from July 2008 through June 2009, with outstanding borrowings maturing on dates ranging from September 2010 through November 2011. Principal will be repaid through agreed-upon release prices as VOIs are sold at the financed resorts, subject to minimum required amortization. Interest payments are due monthly. During the year ended December 31, 2007, we borrowed $81.4 million under the GMAC AD&C Facility in the aggregate on our Fountains (Orlando), and

Las Vegas resorts as well as the acquisition of a 27.5 acre property located on Table Rock Lake located in Ridgedale, Missouri. As of December 31, 2007, the outstanding balance bore interest at 9.10%.
The GMAC Communities Facility. We have a revolving credit facility with RFC (the “GMAC Communities Facility”) for the purpose of financing our Bluegreen Communities real estate acquisitions and development activities. The GMAC Communities Facility is secured by the real property homesites (and personal property related thereto) at the following Bluegreen Communities projects, as well as any Bluegreen Communities projects acquired by us with funds borrowed under the GMAC Communities Facility (the “Secured Projects”): Catawba Falls Preserve (Black Mountain, North Carolina); Lake Ridge at Joe Pool Lake (Cedar Hill and Grand Prairie, Texas); Mystic Shores at Canyon Lake (Spring Branch, Texas); Havenwood at Hunter’s Crossing (New Braunfels, Texas); The Bridges at Preston Crossings (Grayson County, Texas); King Oaks (College Station, Texas); Vintage Oaks at the Vineyard (New Braunfels, Texas); and Sanctuary River Club at St. Andrews Sound (St. Simons Island, Georgia). In addition, the GMAC Communities Facility is secured by our Carolina National and the Preserve at Jordan Lake golf courses in Southport, North Carolina and Chapel Hill, North Carolina, respectively. The period during which we can add additional projects to the GMAC Communities Facility has expired although we can continue to borrow on projects approved prior to the expiration of the individual borrowing commitments ranging from June 30, 2008 though the maturity of the facility on September 30, 2009. Principal payments are effected through agreed-upon release prices paid to RFC, as homesites in the Secured Projects are sold. Interest payments are due monthly. The GMAC Communities Facility includes customary conditions to funding, acceleration and event of default provisions and certain financial affirmative and negative covenants. We use the proceeds from the GMAC Communities Facility to finance the acquisition and development of Bluegreen Communities projects. During 2007 we borrowed $68.5 million under the GMAC Communities Facility. In addition, we had repayments of approximately $54.4 million under this facility during 2007. As of December 31, 2007, the outstanding balance bore interest at 8.25%.
The Wachovia Line-of-Credit. In August 2007, we executed agreements to renew our unsecured line-of-credit with Wachovia Bank, N.A. and increase it from $15.0 million to $20.0 million. Amounts borrowed under the line bear interest at 30-day LIBOR plus 1.75%. Interest is due monthly, and all outstanding amounts are due on July 30, 2009. The line-of-credit agreement contains certain covenants and conditions typical of arrangements of this type. As of December 31, 2007, no borrowings were outstanding under this line; however, as of December 31, 2007 an aggregate of $551,000 of irrevocable letters of credit, were provided under this line-of-credit.
12. Senior Secured Notes Payable
On April 1, 1998, we consummated a private placement offering (the “Offering”) of $110.0 million in aggregate principal amount of 10.50% senior secured notes due April 1, 2008 (the “Notes”). On June 27, 2005, we used the proceeds from our junior subordinated debentures to redeem $55.0 million in aggregate principal amount of the Notes at a redemption price of 101.75% plus accrued and unpaid interest through June 26, 2005 of approximately $1.4 million. Interest on the Notes is payable semiannually on April 1 and October 1 of each year. The Notes are redeemable at our option, in whole or in part, in cash, together with accrued and unpaid interest, if any, to the date of redemption at par. As of December 31, 2006 and 2007, the principal balance of the Notes totaled $55.0 million.
The Notes are our senior obligations and rank pari passu in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated obligations. None of the assets of Bluegreen Corporation secures our obligations under the Notes, and the Notes are effectively subordinated to our secured indebtedness to any third party to the extent of assets serving as security thereon. The Notes are unconditionally guaranteed, jointly and severally, by each of our subsidiaries (the “Subsidiary Guarantors”), with the exception of the Joint Venture, Bluegreen Properties N.V., Resort Title Agency, Inc., any special purpose finance subsidiary, any subsidiary which is formed and continues to operate for the limited purpose of holding a real estate license and acting as a broker, and certain other subsidiaries which have individually less than $50,000 of assets (collectively, “Non-Guarantor Subsidiaries”). Each of the note guarantees covers the full amount of the Notes and each of the Subsidiary Guarantors is 100% owned, directly or indirectly, by us. The Note guarantees are senior obligations of each Subsidiary Guarantor and rank pari passu in right of payment with all existing and future senior indebtedness of each such Subsidiary Guarantor and senior in right of payment to all existing and future subordinated indebtedness of each such Subsidiary Guarantor. The Note guarantees of certain Subsidiary Guarantors are secured by a first mortgage (subject to customary exceptions) or similar instrument (each, a “Mortgage”) on certain Bluegreen Communities properties of such Subsidiary Guarantors (the “Pledged Properties”). Absent the occurrence and the continuance of an event of default, the Notes trustee is required to release its lien on the Pledged Properties as property is sold and the Trustee does not have a lien on the proceeds of any such sale. As of December 31, 2007, the Pledged Properties had an aggregate net carrying value of approximately $944,692. The Notes’ indenture includes certain negative covenants including restrictions on the incurrence of certain debt and liens and on payments of cash dividends.

     Supplemental financial information for Bluegreen Corporation, our combined Non-Guarantor Subsidiaries and our combined Subsidiary Guarantors is presented below.
CONDENSED CONSOLIDATING BALANCE SHEETS
(dollars in thousands)

	December 31, 2006
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$36,316	$17,002	$17,830	$—	$71,148
Contracts receivable, net	—	1,222	22,634	—	23,856
Intercompany receivable	165,997	—	—	(165,997)	—
Notes receivable, net	—	57,845	86,406	—	144,251
Inventory, net	—	17,967	331,366	—	349,333
Retained interests in notes receivable sold	—	130,623	—	—	130,623
Property and equipment, net	16,110	933	75,402	—	92,445
Investments in subsidiaries	290,084	—	3,230	(293,314)	—
Other assets	7,860	4,582	30,114	—	42,556

Total assets	$516,367	$230,174	$566,982	$(459,311)	$854,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$33,303	$20,717	$54,173	$—	$108,193
Intercompany payable	—	8,967	157,030	(165,997)	—
Deferred income taxes	(19,813)	47,864	59,573	—	87,624
Lines-of-credit and notes payable	4,646	18,914	121,902	—	145,462
10.50% senior secured notes payable	55,000	—	—	—	55,000
Junior subordinated debentures	90,208	—	—	—	90,208

Total liabilities	163,344	96,462	392,678	(165,997)	486,487
Minority interest	—	—	—	14,702	14,702
Total shareholders’ equity	353,023	133,712	174,304	(308,016)	353,023

Total liabilities and shareholders’ equity	$516,367	$230,174	$566,982	$(459,311)	$854,212

	December 31, 2007
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$104,793	$24,581	$15,599	$—	$144,973
Contracts receivable, net	—	893	19,639	—	20,532
Intercompany receivable	112,312	13,138	—	(125,450)	—
Notes receivable, net	—	77,414	83,251	—	160,665
Inventory, net	—	29,117	405,851	—	434,968
Retained interests in notes receivable sold	—	141,499	—	—	141,499
Property and equipment, net	13,471	562	80,388	—	94,421
Investments in subsidiaries	312,446	—	3,230	(315,676)	—
Other assets	9,072	2,821	30,627	—	42,520

Total assets	$552,094	$290,025	$638,585	$(441,126)	$1,039,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$21,620	$17,961	$96,300	$—	$135,881
Intercompany payable	—	—	125,450	(125,450)	—
Deferred income taxes	(20,534)	57,337	61,559	—	98,362
Lines-of-credit and notes payable	73	65,666	166,238	—	231,977
10.50% senior secured notes payable	55,000	—	—	—	55,000
Junior subordinated debentures	110,827	—	—	—	110,827

Total liabilities	166,986	140,964	449,547	(125,450)	632,047
Minority interest	—	—	—	22,423	22,423
Total shareholders’ equity	385,108	149,061	189,038	(338,099)	385,108

Total liabilities and shareholders’ equity	$552,094	$290,025	$638,585	$(441,126)	$1,039,578

CONDENSED CONSOLIDATING STATEMENTS OF INCOME
(dollars in thousands)

	Year Ended December 31, 2005
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
REVENUES
Sales of real estate	$—	$55,007	$495,328	$—	$550,335
Other resort and communities operations revenue	—	13,236	60,561	—	73,797
Management fees	58,360	—	—	(58,360)	—
Equity income from subsidiaries	52,045	—	—	(52,045)	—
Interest income	1,379	17,294	16,125	—	34,798
Gain on sales of notes receivable	—	25,226	—	—	25,226

	111,784	110,763	572,014	(110,405)	684,156

COSTS AND EXPENSES
Cost of real estate sales	—	15,955	161,845	—	177,800
Cost of other resort and communities operations	—	5,056	72,261	—	77,317
Management fees	—	1,158	57,202	(58,360)	—
Selling, general and administrative expenses	61,934	27,297	211,008	—	300,239
Interest expense	4,446	2,875	7,153	—	14,474
Provision for loan losses	—	1,416	26,171	—	27,587
Other expense, net	1,967	3,117	1,123	—	6,207

	68,347	56,874	536,763	(58,360)	603,624

Income before minority interest and provision for income taxes	43,437	53,889	35,251	(52,045)	80,532
Minority interest in income of consolidated subsidiary	—	—	—	4,839	44,839

Income before provision for income taxes	43,437	53,889	35,251	(56,884)	75,693
(Benefit) provision for income taxes	(3,114)	19,502	12,754	—	29,142

Net income	$46,551	$34,387	$22,497	$(56,884)	$46,551

	Year Ended December 31, 2006
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
REVENUES
Sales of real estate	$—	$58,568	$504,578	$—	$563,146
Other resort and communities operations revenue	—	14,198	49,412	—	63,610
Management fees	57,667	—	—	(57,667)	—
Equity income from subsidiaries	26,572	—	—	(26,572)	—
Interest income	1,768	24,753	14,244	—	40,765
Gain on sales of notes receivable	—	5,852	—	—	5,852

	86,007	103,371	568,234	(84,239)	673,373

COSTS AND EXPENSES
Cost of real estate sales	—	16,134	162,920	—	179,054
Cost of other resort and communities operations	—	4,913	48,280	—	53,193
Management fees	—	844	56,823	(57,667)	—
Selling, general and administrative expenses	48,158	29,953	278,878	—	356,989
Interest expense	4,853	4,106	9,826	—	18,785
Other expense, net	1,194	1,193	474	—	2,861

	54,205	57,143	557,201	(57,667)	610,882

Income before minority interest and provision for income taxes	31,802	46,228	11,033	(26,572)	62,491
Minority interest in income of consolidated subsidiary	—	—	—	7,319	47,319

Income before provision for income taxes	31,802	46,228	11,033	(33,891)	55,172
Provision for income taxes	1,985	14,681	4,195	—	20,861

Income before cumulative effect of change in accounting principle	29,817	31,547	6,838	(33,891)	34,311
Cumulative effect of change in accounting principle, net of tax	—	(1,942)	(3,736)	—	(5,678)
Minority interest in income of cumulative effect of change in accounting principle	—	—	—	1,184	1,184

Net income	$29,817	$29,605	$3,102	$(32,707)	$29,817

	Year Ended December 31, 2007
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
REVENUES
Sales of real estate	$—	$56,354	$526,404	$—	$582,758
Other resort and communities operations revenue	—	13,268	54,143	—	67,411
Management fees	69,182	—	—	(69,182)	—
Equity income from subsidiaries	25,381	—	—	(25,381)	—
Interest income	3,054	28,201	13,448	—	44,703
Sales of notes receivable	—	(3,378)	—	—	(3,378)

	97,617	94,445	593,995	(94,563)	691,494

COSTS AND EXPENSES
Cost of real estate sales	—	12,965	165,766	—	178,731
Cost of other resort and communities operations	—	4,507	45,475	—	49,982
Management fees	—	9,782	59,400	(69,182)	—
Selling, general and administrative expenses	47,118	32,481	297,952	—	377,551
Interest expense	18,912	5,360	—	—	24,272
Other expense (income), net	382	(133)	1,494	—	1,743

	66,412	64,962	570,087	(69,182)	632,279

Income before minority interest and provision for income taxes	31,205	29,483	23,908	(25,381)	59,215
Minority interest in income of consolidated subsidiary	—	—	—	7,721	47,721

Income before provision for income taxes	31,205	29,483	23,908	(33,102)	51,494
(Benefit) provision for income taxes	(721)	11,203	9,086	—	19,568

Net income	$31,926	$18,280	$14,822	$(33,102)	$31,926

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31, 2005
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated
Operating activities:
Net cash (used) provided by operating activities	$(10,409)	$12,777	$93,157	$95,525

Investing activities:
Cash received from retained interests in notes receivable sold	—	11,016	—	11,016
Investment in statutory business trust	(1,780)	—	—	(1,780)
Installment payments on business acquisition	—	—	(675)	(675)
Purchases of property and equipment	(5,112)	(216)	(11,396)	(16,724)
Proceeds from sales of property and equipment	—	—	22	22

Net cash (used) provided by investing activities	(6,892)	10,800	(12,049)	(8,141)

Financing activities:
Proceeds from borrowings collateralized by notes receivable	—	11,966	12,806	24,772
Payments on borrowings collateralized by notes receivable	—	(37,743)	(26,971)	(64,714)
Proceeds from borrowings under line-of-credit facilities and notes payable	—	—	26,382	26,382
Payments under line-of-credit facilities and notes payable	(1,071)	(1,113)	(89,887)	(92,071)
Payments on 10.50% senior secured notes payable	(55,000)	—	—	(55,000)
Proceeds from issuance of junior subordinated debentures	59,280	—	—	59,280
Payment of debt issuance costs	(1,862)	(37)	(1,401)	(3,300)
Proceeds from exercise of employee and director stock options	1,406	—	—	1,406

Net cash provided (used) by financing activities	2,753	(26,927)	(79,071)	(103,245)

Net (decrease) increase in cash and cash equivalents	(14,548)	(3,350)	2,037	(15,861)
Cash and cash equivalents at beginning of period	70,256	18,793	11,516	100,565

Cash and cash equivalents at end of period	55,708	15,443	13,553	84,704
Restricted cash and cash equivalents at end of period	(173)	(6,709)	(11,439)	(18,321)

Unrestricted cash and cash equivalents at end of period	$55,535	$8,734	$2,114	$66,383

	Year Ended December 31, 2006
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated
Operating activities:
Net cash (used) provided by operating activities	$(41,538)	$(13,051)	$63,015	$8,426

Investing activities:
Cash received from retained interests in notes receivable sold	—	30,032	—	30,032
Investments in statutory business trusts	(928)	—	—	(928)
Purchases of property and equipment	(7,180)	(68)	(17,488)	(24,736)
Proceeds from sales of property and equipment	—	—	93	93

Net cash (used) provided by investing activities	(8,108)	29,964	(17,395)	4,461

Financing activities:
Proceeds from borrowings collateralized by notes receivable	—	68,393	—	68,393
Payments on borrowings collateralized by notes receivable	—	(81,303)	(3,811)	(85,114)
Proceeds from borrowings under line-of-credit facilities and notes payable	6,500	—	50,170	56,670
Payments under line-of-credit facilities and notes payable	(7,824)	(193)	(86,569)	(94,586)
Proceeds from issuance of junior subordinated debentures	30,928	—	—	30,928
Payment of debt issuance costs	(1,054)	(2,251)	(1,133)	(4,438)
Proceeds from exercise of employee and director stock options	2,645	—	—	2,645
Distributions to minority interest	(941)	—	—	(941)

Net cash provided (used) by financing activities	30,254	(15,354)	(41,343)	(26,443)

Net (decrease) increase in cash and cash equivalents	(19,392)	1,559	4,277	(13,556)
Cash and cash equivalents at beginning of period	55,708	15,443	13,553	84,704

Cash and cash equivalents at end of period	36,316	17,002	17,830	71,148
Restricted cash and cash equivalents at end of period	(173)	(8,478)	(12,825)	(21,476)

Unrestricted cash and cash equivalents at end of period	$36,143	$8,524	$5,005	$49,672

	Year Ended December 31, 2007
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated
Operating activities:
Net cash (used) provided by operating activities	$44,015	$(62,687)	$(2,449)	$(21,121)

Investing activities:
Cash received from retained interests in notes receivable sold	—	35,949	—	35,949
Investments in statutory business trusts	(619)	—	—	(619)
Purchases of property and equipment	(4,868)	(58)	(10,929)	(15,855)
Proceeds from sales of property and equipment	—	—	2	2

Net cash (used) provided by investing activities	(5,487)	35,891	(10,927)	19,477

Financing activities:
Proceeds from borrowings collateralized by notes receivable	—	151,973	—	151,973
Payments on borrowings collateralized by notes receivable	—	(117,749)	(2,396)	(120,145)
Proceeds from borrowings under line-of-credit facilities and notes payable	—	—	147,835	147,835
Payments under line-of-credit facilities and notes payable	(2,541)	(89)	(120,690)	(123,320)
Proceeds from issuance of junior subordinated debentures	20,619	—	—	20,619
Payment of debt issuance costs	(711)	(628)	(713)	(2,052)
Proceeds from exercise of employee and director stock options	559	—	—	559

Net cash provided by financing activities	17,926	33,507	24,036	75,469

Net increase in cash and cash equivalents	56,454	6,711	10,660	73,825
Cash and cash equivalents at beginning of period	36,316	17,002	17,830	71,148

Cash and cash equivalents at end of period	92,770	23,713	28,490	144,973
Restricted cash and cash equivalents at end of period	(475)	(7,810)	(11,175)	19,460)

Unrestricted cash and cash equivalents at end of period	$92,295	$15,903	$17,315	$125,513

13. Junior Subordinated Debentures
Trust Preferred Securities Offerings
We have formed statutory business trusts (collectively, the “Trusts”) and each issued trust preferred securities and invested the proceeds thereof in our junior subordinated debentures. The Trusts are variable interest entities in which we are not the primary beneficiary as defined by FIN No. 46R. Accordingly, we do not consolidate the operations of the Trusts; instead, the Trusts are accounted for under the equity method of accounting. In each of these transactions, the applicable Trust issued trust preferred securities as part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933. The applicable Trust then used the proceeds from issuing the trust preferred securities to purchase an identical amount of junior subordinated debentures from us. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the same interest rate. Distributions on the trust preferred securities are cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable in whole or in part at the Company’s option at any time after five years from the issue date or sooner following certain specified events. In addition, we made an initial equity contribution to each Trust in exchange for its common securities, all of which are owned by us, and those proceeds were also used to purchase an identical amount of junior subordinated debentures from us. The terms of each Trust’s common securities are nearly identical to the trust preferred securities.
We had the following junior subordinated debentures outstanding at December 31, 2007 (dollars in thousands):

	Outstanding	Initial
	Amount of	Equity		Fixed	Variable	Beginning
	Junior	To		Interest	Interest	Optional
	Subordinated	Trust	Issue	Rate	Rate	Redemption	Maturity
Trust	Debentures	(3)	Date	(1)	(2)	Date	Date
Bluegreen Statutory Trust I	$23,196	$696	3/15/05	9.160%	3-month LIBOR + 4.90%	3/30/10	3/30/35
Bluegreen Statutory Trust II	25,774	774	5/04/05	9.158%	3-month LIBOR + 4.85%	7/30/10	7/30/35
Bluegreen Statutory Trust III	10,310	310	5/10/05	9.193%	3-month LIBOR + 4.85%	7/30/10	7/30/35
Bluegreen Statutory Trust IV	15,464	464	4/24/06	10.130%	3-month LIBOR + 4.85%	6/30/11	6/30/36
Bluegreen Statutory Trust V	15,464	464	7/21/06	10.280%	3-month LIBOR + 4.85%	9/30/11	9/30/36
Bluegreen Statutory Trust VI	20,619	619	2/26/07	9.842%	3-month LIBOR + 4.80%	4/30/12	4/30/37

	$110,827	$3,327

(1)	Both the trust preferred securities and junior subordinated debentures bear interest at a fixed interest rate from the issue date through the beginning optional redemption date.

(2)	Both the trust preferred securities and junior subordinated debentures bear interest at a variable interest rate from the beginning optional redemption date through the maturity date.

(3)	Initial equity in trust is recorded as part of other assets in our consolidated balance sheets.
14. Fair Value of Financial Instruments
In estimating the fair values of our financial instruments, we used the following methods and assumptions:
Cash and cash equivalents: The amounts reported in our consolidated balance sheets for cash and cash equivalents approximate fair value.

Contracts receivable: The amounts reported in our consolidated balance sheets for contracts receivable approximate fair value. Contracts receivable are non-interest bearing and generally convert into cash or an interest-bearing mortgage note receivable within thirty days.
Notes receivable: The amounts reported in our consolidated balance sheets for notes receivable approximate fair value based on discounted future cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.
Retained interests in notes receivable sold: Retained interests in notes receivable sold are carried at fair value based on discounted cash flow analyses.
Lines-of-credit, notes payable, receivable-backed notes payable and junior subordinated debentures: The amounts reported in our consolidated balance sheets approximate their fair value for indebtedness that provides for variable interest rates. The fair value of our fixed-rate indebtedness was estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.
10.50% senior secured notes payable and junior subordinated debentures: The fair values of our senior secured notes payable and junior subordinated debentures were based on the discounted value of contractual cash flows at a market discount rate or market price quotes from the over-the-counter bond market.

	December 31, 2006		December 31, 2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Cash and cash equivalents	$71,148	$71,148	$144,973	$144,973
Contracts receivable, net	23,856	23,856	20,532	20,532
Notes receivable, net	144,251	144,251	160,665	160,665
Retained interests in notes receivable sold	130,623	130,623	141,499	141,499
Lines-of-credit, notes payable, and receivable- backed notes payable	145,462	145,462	231,977	231,977
10.50% senior secured notes payable	55,000	55,275	55,000	54,725
Junior subordinated debentures	90,208	82,141	110,827	103,351
15. Common Stock and Stock Option Plans
Shareholders’ Rights Plan
On July 27, 2006, the Board of Directors adopted rights agreement (the “Rights Agreement”) and declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock. The Board of Directors authorized the adoption of the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, (as amended with Form 8-A/A filed with the SEC on May 24, 2007) the Rights Agreement imposes a significant penalty upon any person or group which acquires beneficial ownership of 10% or more of the Company’s outstanding common stock without the prior approval of the Board of Directors. The Company, its subsidiaries, employee benefit plans or any of its subsidiaries, and any entity holding common stock for or pursuant to the terms of any such employee benefit plan will be excepted, as will Levitt Corporation, its affiliates, successors and assigns.
On October 16, 2006, in connection with the settlement of litigation then pending before the United States District Court for the Southern District of Florida between the Company, as plaintiff, David A. Siegel, David A. Siegel Revocable Trust, and Central Florida Investments, Inc., as defendants (collectively, the “Siegel Shareholders”), and the directors of the Company, as counter-defendants, the Rights Agreement was amended pursuant to a Stipulation and Order (the “Stipulation”) to extend the period in which the Siegel Shareholders may divest their shares of the Company’s common stock to avoid the impact of the Rights Agreement. On May 21, 2007 and October 16, 2007, we amended the Stipulation and the Rights Agreement to further extend the period in which the Siegel Shareholders may divest their shares of the Company’s common stock. The Stipulation, as currently in effect, requires that the Siegel Shareholders their ownership of an aggregate of 1,112,000 of shares of the Company’s common stock by April 16, 2008, to divest an additional 4,260,198 shares of the Company’s common stock by October 16, 2008 and to divest their remaining shares of the Company’s common stock by October 16, 2009. However, if the Siegel Shareholders breach any provision of the Stipulation, the Company’s Board of Directors may terminate the period for divestiture.

Stock Option Plans
Under our employee stock option plans, options can be granted with various vesting periods. Options granted to employees subsequent to December 31, 2002 vest 100% on the five-year anniversary of the date of grant. Our options are granted at exercise prices that either equal or exceed the quoted market price of our common stock at the respective dates of grant. All of our options expire ten years from the date of grant.
All options granted to non-employee directors (the “Outside Directors”) on or prior to December 31, 2002 vested ratably over a three-year period while options granted after December 31, 2002 vest either immediately upon grant or on the five-year anniversary of the date of grant. All Outside Director stock options are nonqualified and expire ten years from the date of grant, subject to alternative expiration dates under certain circumstances.
The following table lists our grants of stock options and restricted stock to our employees and our non-employee directors under the 2005 Stock Incentive Plan (in thousands, in shares). See Note 1 of the Notes to Consolidated Financial Statements for further discussion of stock options granted.

	Stock Option Awards			Restricted Stock Awards
			Weighted
			average grant date
	Employees	Directors	fair value	Employees	Directors
2005	668,000	141,346	$10.81	—	5,374
2006	440,000	142,785	$6.58	—	17,497
2007	—	136,494	$5.58	196,850	16,696

Total	1,108,000	420,625		196,850	39,567

A summary of our stock option activity related to all of our prior and current stock option plans is presented below (in thousands, except per share data).

	Number		Weighted
	of		Average	Number of
	Shares	Outstanding	Exercise Price	Shares
	Reserved	Options	Per Share	Exercisable
Balance at December 31, 2005	3,201	2,010	$10.65	665
Granted	—	583	$12.02
Forfeited	(86)	(217)	$11.20
Exercised	(312)	(312)	$8.48

Balance at December 31, 2006	2,803	2,064	$11.31	481

Granted	—	137	$11.98
Forfeited	—	(123)	$17.05
Exercised	(140)	(140)	$3.99

Balance at December 31, 2007	2,663	1,938	$11.51	579

The weighted average exercise price of shares exercisable as of December 31, 2007 was $9.00 and the weighted average remaining contractual term of these shares was 5.7 years. The aggregate intrinsic value of our stock options outstanding and exercisable was $3.7 million and $1.0 million as of December 31, 2006 and 2007, respectively. The total intrinsic value of our stock options exercised during the years ended December 31, 2005, 2006, and 2007 was $2.9 million, $1.4 million and $1.1 million, respectively. The weighted-average exercise prices and weighted-average remaining contractual lives of our outstanding stock options at December 31, 2007 (grouped by range of exercise prices) were:

			Weighted-		Weighted-
			Average	Weighted-	Average
	Number	Number of	Remaining	Average	Exercise Price
	of Options	Vested Options	Contractual Term	Exercise Price	(Vested Only)
	(In 000’s)	(In 000’s)	(In years)
$2.11 - $3.00	35	35	3.5	$2.21	$2.21
$3.01 - $4.52	423	220	4.8	$3.47	$3.45
$4.53 - $6.79	130	30	5.3	$5.86	$5.92
$6.80 - $10.20	39	39	1.0	$8.82	$8.82
$10.21 - $15.31	684	114	9.4	$11.96	$11.47
$15.32 - $18.36	627	141	7.6	$18.29	$18.04

	1,938	579	7.2	$11.51	$9.00

Common Stock Reserved For Future Issuance
As of December 31, 2007, common stock reserved for future issuance was comprised of shares issuable (in thousands):

Upon exercise of stock options under our employee stock option plan (1)	2,598
Upon exercise of outside director stock options under our director stock option plan	65

2,663

(1)	Stock options were granted to non-employee directors under our Employee Stock Option Plan during 2005, 2006 and 2007.
16. Commitments and Contingencies
At December 31, 2007, the estimated cost to complete development work in subdivisions or resorts from which homesites or VOIs have been sold totaled $76.6 million. Development is estimated to be completed as follows: 2008 — $46.5 million, 2009 — $21.6 million, 2010 and beyond — $8.5 million.
In 2006 we entered into a separation agreement with our former CEO, George Donovan. Under the terms of this agreement, Mr. Donovan will be paid a total of $3 million over a seven year period in exchange for his services to be available on a when and if needed basis. We recorded an expense of $2.6 million in 2006, which represents the then present value of the seven year agreement. As of December 31, 2007 we owed Mr. Donovan $2.5 million in remaining payments, the present value of which is recorded as a liability on our consolidated balance sheet.
Rent expense for the years ended December 31, 2005, 2006, and 2007 totaled approximately $8.5 million, $11.6 million and $13.0 million, respectively.
Lease commitments under these and our various other noncancelable operating leases for each of the five years subsequent to December 31, 2007, and thereafter are as follows (in thousands):

2008	$9,130
2009	8,100
2010	6,937
2011	4,388
2012	3,467
Thereafter	22,081

Total future minimum lease payments	$54,103

At December 31, 2007, we had approximately $551,000 in outstanding commitments under stand-by letters of credit with banks, primarily related to the construction of an elevated water tank for one our Bluegreen Communities projects.
In the ordinary course of our business, we become subject to claims or proceedings from time to time relating to the purchase, subdivision, sale or financing of real estate. Additionally, from time to time, we become involved in disputes with existing and former employees, vendors, taxing jurisdictions and various other parties. Unless otherwise described below, we believe that these claims are routine litigation incidental to our business. The following are matters that we are describing in more detail in accordance with SFAS No. 5, Accounting for Contingencies.

Bluegreen Resorts
Tennessee Tax Audit
In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $652,000 of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. We believe the attempt to impose such a tax is contrary to Tennessee law, and intend to vigorously oppose such assessment by the Division. An informal conference was held in early December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference and no further action has been initiated yet by the State of Tennessee. While the timeshare industry has been successful in challenging the imposition of sales taxes on the use of accommodations by timeshare owners, there is no assurance that the Company will be successful in contesting the current assessment.
Shore Crest Claim
We filed suit against the general contractor with regard to alleged construction defects at our Shore Crest Vacation Villas resort in South Carolina, including deficiencies in exterior insulating and finishing systems that have resulted in water intrusion; styled Shore Crest Vacation Villas II Owners Association, Inc., Bluegreen Corporation vs. Welbro Constructors, S.C., Inc. et al. Case No.: 04-CP-26-500 and Shore Crest Vacation Villas Owners Association, Inc., Bluegreen Vacations Unlimited, Inc., as successor to Patten Resorts, Inc. and as successor to Bluegreen Resorts, Inc. vs. Welbro Constructors Inc. et al. Case No. 04-CP-26-499. We estimate that the total cost of repairs to correct the defects will range from $4 million to $6 million. Whether the matter is settled by litigation or by negotiation, it is possible that we may need to participate financially in some way to correct the construction deficiencies and will continue to incur legal and other costs as the matter is pursued. As of December 31, 2007, we had accrued $1.3 million related to this matter.
LeisurePath Vacation Club
In Michelle Alamo, Ernest Alamo, Toniann Quinn and Terrance Quinn v. Vacation Station, LLC, LeisurePath Vacation Club, LeisurePath, Inc., Bluegreen Corporation, Superior Court of New Jersey, Bergen County, Docket No. L-6716-05, Civil Action, Plaintiffs filed a purported “Class Action Complaint” on September 23, 2005. The Complaint raises allegations concerning the marketing of the LeisurePath Travel Services Network product to the public, and, in particular, New Jersey residents by Vacation Station, LLC, an independent distributor of travel products. Vacation Station, LLC purchased LeisurePath membership kits from LeisurePath, Inc.’s Master Distributor, Mini Vacations, Inc. and then sold the memberships to consumers. The initial Plaintiffs (none of whom actually bought the Leisure Path product) assert claims for violations of the New Jersey Consumer Fraud Act, fraud, nuisance, negligence and for equitable relief all stemming from the sale and marketing by Vacation Station, LLC of the LeisurePath Travel Services Network. Plaintiffs are seeking the gifts and prizes they were allegedly told by Vacation Station, LLC that they won as part of the sales promotion, and that they be given the opportunity to rescind their agreement with LeisurePath along with a full refund. Plaintiffs further seek punitive damages, compensatory damages, attorneys’ fees and treble damages of unspecified amounts. In February 2007, the Plaintiffs amended the complaint to add two additional Plaintiffs/proposed class representatives, Bruce Doxey and Karen Smith-Doxey. Unlike the initial Plaintiffs who were first contacted by Vacation Station, LLC some seven (7) months after LeisurePath terminated its relationship with Vacation Station, LLC and did not purchase LeisurePath products, the Doxeys purchased a participation in the LeisurePath Travel Services Network. Vacation Station, LLC and its owner have each filed for bankruptcy protection and accordingly the case is being pursued against LeisurePath and Bluegreen Corporation. In the Fall of 2007 the court denied plaintiffs’ request to certify their claims as a class action. Subsequently, the parties negotiated a settlement in an effort to extinguish the claims of persons who purchased the benefits of the Leisure Path Travel Services Network. The parties have reached an agreement in principle to a settlement pursuant to which persons who purchased a participation in the Network from Vacation Station, LLC’s sales office in Hackensack, New Jersey will be allowed to select either: (1) seven consecutive nights of accommodations in a Bluegreen resort located in either Orlando, Las Vegas, or Myrtle Beach to be used by December 31, 2009; or (2) continued memberships and a waiver of their Network membership fees until 2012. In an effort to resolve any claims of individuals who may allege improper soliciting, but did not purchase a participation in the Network, an agreed upon number of three day/two night vacation certificates (for use at the same properties listed above) will be made available. The first non-purchasers who submit a prepared affidavit swearing to the validity of their claim will receive these certificates. Furthermore, Defendants have agreed in principle to a “high-low agreement” with regard to Plaintiffs’ Counsel’s attorney’s fees pursuant to which he will receive a minimum of $150,000.00 and a maximum of $300,000.00 depending upon the Court’s fee award. Incentive payments totaling

$13,000.00 will be made to the six named Plaintiffs in the suit. This settlement structure was preliminarily approved by the court on January 18, 2008. A Fairness Hearing for final approval of the proposed settlement will take place on April 18, 2008. As of December 31, 2007, we have accrued $260,000 in connection with this matter, which is equal to the approximate cost of the proposed settlement and the low end of the range in the high-low agreement in accordance with the provisions of the Statement of Financial Accounting Standard No. 5, Accounting for Contingencies.
Bluegreen Communities
Mountain Lakes Mineral Rights
Bluegreen Southwest One, L.P., (“Southwest”), a subsidiary of Bluegreen Corporation, is the developer of the Mountain Lakes subdivision in Texas. In Cause No. #28006; styled Betty Yvon Lesley et a1 v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P.et al. in the 266th Judicial District Court, Erath County, Texas, the Plaintiffs filed a declaratory judgment action against Southwest seeking to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. Plaintiffs’ claims are based on property law, oil and gas law, contract and tort theories. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions do not prohibit the development of Plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The Court further ruled that Southwest is the sole holder of the right to lease the minerals to third parties. The order granting the Plaintiffs’ motion was severed into a new cause styled Cause No. 28769 Betty Yvon Lesley et a1 v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P.et al. in the 266th Judicial District Court, Erath County, Texas. Southwest has appealed the trial court’s ruling. The appeal is styled Bluegreen Southwest One, LP et al. v. Betty Yvon Lesley et al.; in the 11th Court of Appeals, Eastland, Texas. Bluegreen does not believe that it has material exposure to the property owners association based on the cross claim relating to the mineral rights other than the potential claim for legal fees incurred by the property owners association in connection with the matter. As of December 31, 2007, Bluegreen had accrued $1.5 million in connection with the issues raised related to the mineral rights claims. Separately, one of the amenity lakes in the Mountain Lakes development did not reach the expected level after construction was completed. Owners of homesites within the Mountain Lakes subdivision and the Property Owners Association of Mountain Lakes have asserted cross claims against Southwest and Bluegreen regarding such failure as part of the Lesley litigation referenced above as well as in Cause No. 067-223662-07; Property Owners Association of Mountain Lakes Ranch, Inc. v. Bluegreen Southwest One, L. P., et al.; in the 67th Judicial District Court of Tarrant County, Texas. Southwest continues to investigate reasons for the delay of the lake to fill and currently estimates that the cost of remediating the condition will be approximately $3.0 million, which was accrued during the year ended December 31, 2006. Additional claims may be pursued in the future in connection with these matters, and it is not possible at this time to estimate the likelihood of loss or amount of potential exposure with respect to any such matters.
17. Income Taxes
Our provision for income taxes consists of the following (in thousands):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2005	2006	2007
Federal:
Current	$9,418	$7,397	$5,124
Deferred	15,600	11,913	12,749

	25,018	19,310	17,873

State and other:
Current	2,745	629	1,976
Deferred	1,379	922	(281)

	4,124	1,551	1,695

Total	$29,142	$20,861	$19,568

The reasons for the difference between our provision for income taxes and the amount that results from applying the federal statutory tax rate to income before provision for income taxes and cumulative effect are as follows (in thousands):

	December 31,	December 31,	December 31,
	2005	2006	2007
Income tax expense at statutory rate	$25,018	$19,310	$18,024
Effect of state taxes, net of federal tax		1,551	1,004
benefit	4,124
Other	—	—	540

	$29,142	$20,861	$19,568

Our deferred income taxes consist of the following components (in thousands):

	December 31,	December 31,
	2006	2007
Deferred federal and state tax liabilities (assets):
Installment sales treatment of notes	$196,687	$234,528
Deferred federal and state loss carryforwards/AMT credits	(120,609)	(146,889)
Book over tax carrying value of retained interests in notes receivable sold	15,565	17,648
Book reserves for loan losses and inventory	(7,758)	(9,070)
Tax over book depreciation	5,780	4,862
Unrealized gains on retained interests in notes receivable sold (see Note 6)	7,742	5,739
Deferral of VOI sales under SFAS No. 152	(4,365)	(5,016)
Other	(5,418)	(3,440)

Deferred income taxes	$87,624	$98,362

Total deferred federal and state tax liabilities	$229,085	$266,590
Total deferred federal and state tax assets	(141,461)	(168,228)

Deferred income taxes	$87,624	$98,362

We have available federal net operating loss carryforwards of $253 million, which expire beginning in 2021 through 2027, and alternative minimum tax credit carryforwards of $36 million, which never expire. Additionally, we have available state operating loss carryforwards of $544 million, which expire beginning in 2008 through 2027 and Florida alternative minimum tax credit carryforwards of $2.1 million, which never expire. The income tax benefits from our state operating loss carryforwards are net of a valuation allowance of $1.7 million.
Internal Revenue Code Section 382 addresses limitations on the use of net operating loss carry forwards following a change in ownership, as defined in Section 382. We do not believe that any such ownership change occurred during 2006. If our interpretation were found to be incorrect, there would be significant limitations placed on these carry forwards which would result in an increase in the Company’s tax liability and a reduction of its net income.
We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003.
The Internal Revenue Service (“IRS”) commenced an examination of our U.S. income tax returns for 2004 and 2005 in the first quarter of 2007. On October 12, 2007, we received an examination report (the “2004 & 2005 Examination Report”) from the IRS for the 2004 & 2005 tax periods asserting, in the aggregate, approximately $35,000 of additional tax due, plus accrued interest.
In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. Based on an evaluation of uncertain tax provisions, we are required to measure tax benefits based on the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The adoption of FIN 48 on January 1, 2007 did not have an impact on our financial position or results of operations. In accordance with our accounting policy, we recognize interest and penalties related to unrecognized taxes as a component of general and administrative expenses. This policy did not change as a result of the adoption of FIN 48.

On July 12, 2007, the Governor of the State of Michigan signed the Michigan Business Tax Act (“MBT”), which imposes a business income tax and a modified gross receipts tax. The MBT, which became effective January 1, 2008, replaced the state’s current Single Business Tax, which expired on December 31, 2007. The MBT creates a new tax on business income and is assessed on every taxpayer with business activity in Michigan, unless prohibited by federal law. The base of the tax starts with federal taxable income or a comparable measure of income for partnerships and S corporations, which is then subject to various adjustments, including apportionment, to identify business activity in Michigan. The tax rate is 4.95%. The MBT also creates a new tax based on a modified measure of a business’ gross receipts. The base of the tax is gross receipts less purchases from other firms. Purchases from other firms include inventory purchased during the tax year and capital expenditures. The tax rate is 0.8%. We do not believe that the MBT will have a material impact on our effective tax rate.
As of December 31, 2007, we had no amounts recorded for uncertain tax positions.
18. Employee Retirement Savings Plan and Other Employee Matters
Our Employee Retirement Plan is an Internal Revenue Code section 401(k) Retirement Savings Plan (the “Plan”). All employees at least 21 years of age with one year of employment with us are eligible to participate in the Plan. The Plan, as amended, provides an annual employer discretionary matching contribution and a fixed-rate employer matching contribution equal to 50% of the first 3% of a participant’s contribution with an annual limit of $1,000 per participant. During the years ended December 31, 2005, 2006, and 2007, we recognized expenses for our contributions to the Plan of approximately $620,000, $720,000 and $903,000, respectively. Effective for 2008, the fixed-rate employer match was increased to 100% of the first 3% of a participant’s contribution with an annual limit of $1,500 per participant.
Our employees in Aruba, which comprise approximately 1% of our total workforce, are subject to the terms of a collective bargaining agreement.
19. Business Segments
We have two reportable business segments — Bluegreen Resorts and Bluegreen Communities. Bluegreen Resorts develops markets and sells VOIs in our resorts, through the Bluegreen Vacation Club, and provides resort management services to resort property owners associations. Bluegreen Communities acquires large tracts of real estate, which are subdivided, improved (in some cases to include a golf course on the property and other related amenities) and sold, typically on a retail basis as homesites. Our reportable segments are business units that offer different products. The reportable segments are each managed separately because they sell distinct products with different development, marketing and selling methods.
We evaluate the performance and allocate resources to each business segment based on its respective field operating profit. Field operating profit is operating profit prior to the allocation of corporate overhead, interest income, other income or expense items, interest expense, income taxes, minority interest and cumulative effect of change in accounting principle. Inventory and notes receivable are the only assets that we evaluate on a segment basis — all other assets are only evaluated on a consolidated basis. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 1 to the Consolidated Financial Statements.
Required disclosures for our business segments are as follows (in thousands):

	Bluegreen	Bluegreen
	Resorts	Communities	Totals
As of and for the year ended December 31, 2005:
Sales of real estate	$358,240	$192,095	$550,335
Other resort and communities operations revenue	64,276	9,521	73,797
Depreciation expense	7,161	1,684	8,845
Field operating profit	59,578	47,227	106,805
Inventory, net	173,338	67,631	240,969
Notes Receivable, net	120,592	7,191	127,783
Goodwill	4,291	—	4,291

As of and for the year ended December 31, 2006:
Sales of real estate	$399,105	$164,041	$563,146
Other resort and communities operations revenue	51,688	11,922	63,610
Depreciation expense	8,322	1,641	9,963
Field operating profit	53,937	35,824	89,761
Inventory, net	233,290	116,043	349,333
Notes Receivable, net	137,509	6,742	144,251
Goodwill	4,291	—	4,291

As of and for the year ended December 31, 2007:
Sales of real estate	$453,541	$129,217	$582,758
Other resort and communities operations revenue	53,624	13,787	67,411
Depreciation expense	8,356	1,715	10,071
Field operating profit	69,909	23,633	93,542
Inventory, net	288,969	145,999	434,968
Notes Receivable, net	155,591	5,074	160,665
Goodwill	4,291	—	4,291
Reconciliations to Consolidated Amounts
     Field operating profit for our reportable segments reconciled to our consolidated income before provision for income taxes and minority interest is as follows (in thousands):

	Year Ended December 31,
	2005	2006	2007
Field operating profit for reportable segments	$106,805	$89,761	$93,542
Interest income	34,798	40,765	44,703
Sales of notes receivable	25,226	5,852	(3,378)
Other expense, net	(6,207)	(2,861)	(1,743)
Corporate general and administrative expenses	(38,029)	(52,241)	(49,637)
Interest expense	(14,474)	(18,785)	(24,272)
Provision for loan losses	(27,587)	—	—

Consolidated income before minority interest and provision for income taxes	$80,532	$62,491	$59,215

     Depreciation expense for our reportable segments reconciled to our consolidated depreciation expense is as follows (in thousands):

	Year Ended December 31,
	2005	2006	2007
Depreciation expense for reportable segments	$8,845	$9,963	$10,071
Depreciation expense for corporate fixed assets	3,487	4,413	4,418

Consolidated depreciation expense	$12,332	$14,376	$14,489

Assets for our reportable segments reconciled to our consolidated assets (in thousands):

	December 31,
	2006	2007
Notes receivable for reportable segments	144,251	160,665
Inventory for reportable segments	349,333	434,968
Goodwill	4,291	4,291
Assets not allocated to reportable segments	356,337	439,654

Total assets	$854,212	$1,039,578

Geographic Information
Sales of real estate by geographic area are as follows (in thousands):

	Year Ended December 31,
	2005	2006	2007
United States	$539,131	$554,904	$575,309
Aruba	11,204	8,242	7,449

Consolidated totals	$550,335	$563,146	$582,758

Inventory by geographic area is as follows (in thousands):

	December 31,
	2006	2007
United States	$344,817	$431,160
Aruba	4,516	3,808

Consolidated totals	$349,333	$434,968

20. Quarterly Financial Information (Unaudited)
A summary of the quarterly financial information for the years ended December 31, 2006 and 2007 is presented below (in thousands, except for per share information).

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006
Sales of real estate	$121,760	$141,947	$172,549	$126,890
Gross profit	76,538	92,925	125,822	88,807
Income before cumulative effect of change in accounting principle	4,031	6,580	21,907	1,793
Cumulative effect of change in accounting principle, net of tax and minority interest	(4,494)	—	—	—
Net (loss) income	$(463)	$6,580	$21,907	$1,793

Income before cumulative effect of change in accounting principle per common share:
Basic	$0.13	$0.22	$0.72	$0.06
Diluted	$0.13	$0.21	$0.71	$0.06

Net (loss) income per common share:
Basic	$(0.02)	$0.22	$0.72	$0.06
Diluted	$(0.01)	$0.21	$0.71	$0.06

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007
Sales of real estate	$122,022	$143,274	$180,870	$136,592
Gross profit	85,290	96,969	125,310	96,458
Net income	5,333	4,092	13,953	8,548

Net income per common share:
Basic	$0.17	$0.13	$0.45	$0.28
Diluted	$0.17	$0.13	$0.45	$0.27
21. Subsequent Events
In February 2008, we announced that we intend to pursue a rights offering to our shareholders of up to $100 million of our common stock. We intend to file a registration statement relating to the rights offering in March. While Bluegreen had $125.5 million of unrestricted cash and cash equivalents at December 31, 2007, the purpose of the rights offering is to further strengthen our balance sheet in light of our $55 million of senior secured notes maturing in April 2008 and to support growth, including growth through acquisitions. We intend to pursue available opportunities and evaluate our business plan for Bluegreen Communities, with a long-term goal being to best position our company to take advantage of strategic alternatives so as to maximize shareholder value in the future.
In January 2008, we transferred $26.0 million of notes receivable and received $21.5 million in cash proceeds under the 2006 BB&T Purchase Facility. In February 2008, we transferred an additional $18.8 million of notes receivable and received $15.6 million in cash proceeds under the same facility. Our remaining availability subsequent to these transfers was $83.9 million.
In January 2008, we borrowed approximately $7.5 million under our GMAC AD&C Facility for development at our resort in Las Vegas, Nevada and our Fountains resort in Orlando, Florida. We also borrowed $10.2 million under the GMAC Communities Facility for general corporate purposes.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
Bluegreen Corporation
We have audited the accompanying consolidated balance sheets of Bluegreen Corporation (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company adopted SFAS No. 123(R), Share-Based Payment, applying the modified prospective method at the beginning of 2006. As discussed in Note 2, in 2006 the Company has also adopted SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Bluegreen Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida
February 26, 2008